   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 13, 1996.

                                                      REGISTRATION NO. 333-12911
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          LEADING EDGE PACKAGING, INC.
             (Exact name of registrant as specified in its charter)

             DELAWARE                           22-3432883                             5199
   (State or other jurisdiction              (I.R.S. Employer                   (Primary Standard
of incorporation or organization)          Identification No.)                   Industrial Code)

                            ------------------------

                             EMPIRE STATE BUILDING
                          350 FIFTH AVENUE, SUITE 3922
                            NEW YORK, NEW YORK 10118
                                 (212) 239-1865
   (Address and telephone number of registrant's principal executive offices)
                            ------------------------

                                 CASEY K. TJANG
                          LEADING EDGE PACKAGING, INC.
                             EMPIRE STATE BUILDING
                          350 FIFTH AVENUE, SUITE 3922
                            NEW YORK, NEW YORK 10118
                                 (212) 239-1865
           (Name, address and telephone number of agent for service)
                            ------------------------

                                   copies to:

           JOEL S. FORMAN, ESQ.                      LAWRENCE B. FISHER, ESQ.
           BONDY & SCHLOSS LLP                  ORRICK, HERRINGTON & SUTCLIFFE LLP
            6 EAST 43RD STREET                           666 FIFTH AVENUE
         NEW YORK, NEW YORK 10017                    NEW YORK, NEW YORK 10103
              (212) 661-3535                              (212) 506-5000

                            ------------------------

    Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /______________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /______________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 13, 1996


PROSPECTUS

                           [LOGO]

                                     [LOGO]

                        1,250,000 SHARES OF COMMON STOCK
                             ---------------------


    Leading Edge Packaging, Inc. (the "Company") hereby offers 1,250,000 shares of common stock, par value $0.01 per share ("Common Stock"). Prior to the offering, there has been no public market for the Common Stock and there can be no assurance that such a market will develop after the completion of the offering or, if developed, that it will be sustained. It is currently anticipated that the initial public offering price will be $6.00 per share. For information regarding the factors considered in determining the initial public offering price of the Common Stock, see "Risk Factors" and "Underwriting." The Common Stock has been approved for quotation on the Nasdaq National Market ("Nasdaq") under the symbol "LEPI" subject to official notice of issuance.

                            ------------------------
 THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE
     SUBSTANTIAL DILUTION. SEE "RISK FACTORS" BEGINNING ON PAGE 6,
                             AND "DILUTION."
                             ---------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.

                                                                            UNDERWRITING        PROCEEDS TO
                                                      PRICE TO PUBLIC       DISCOUNTS(1)         COMPANY(2)
Per Share..........................................          $                   $                   $
Total(3)...........................................          $                   $                   $


(1) Does not include additional compensation payable to Gilford Securities Incorporated (the "Representative") in the form of a non-accountable expense allowance. In addition, see "Underwriting" for information concerning indemnification and contribution arrangements with the Underwriters and other compensation payable to the Representative.



(2) Before deducting estimated expenses of $905,000 payable by the Company, including the Representative's non-accountable expense allowance.



(3) The Company has granted to the Underwriters an option (the "over-allotment option"), exercisable for a period of 45 days after the date of this Prospectus, to purchase up to 187,500 additional shares of Common Stock upon the same terms and conditions set forth above, solely to cover over-allotments, if any. If the over-allotment option is exercised in full, the total Price to Public, Underwriting Discounts and Proceeds to Company
    will be $         , $         and $         , respectively. See
    "Underwriting."

                            ------------------------


    The Common Stock is being offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, subject to approval of certain legal matters by their counsel and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify the offering and to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock offered hereby will be made against payment, at the offices of Gilford Securities Incorporated, New York, New York,
on or about            , 1996.


                        GILFORD SECURITIES INCORPORATED


                THE DATE OF THIS PROSPECTUS IS          , 1996.

                     [ARTWORK: PHOTO OF PACKAGING PRODUCTS]

    The Company intends to furnish its stockholders with annual reports containing financial statements audited by its independent accounting firm and such other periodic reports as the Company deems appropriate or as may be required by law.

                            ------------------------


    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY


    THE FOLLOWING SUMMARY SHOULD BE READ IN CONJUNCTION WITH, AND IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION AND THE COMPANY'S FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL FINANCIAL INFORMATION AND SHARE AND PER-SHARE DATA IN THIS PROSPECTUS ASSUME NO EXERCISE OF THE OVER-ALLOTMENT OPTION OR THE REPRESENTATIVE'S WARRANTS. THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. SEE "UNDERWRITING," "RISK FACTORS" AND "DILUTION."


                                  THE COMPANY


    The Company sells and distributes, in North America, packaging products used primarily in the sale of luxury consumer goods. Its packaging products include metal and plastic cases, optical cases, pouches and bags, and paper gift boxes. The Company also sells display units for retail merchandising of jewelry, watches, eyeglasses, pens, cosmetics and gold coins (the packaging products and display units are collectively referred to herein as "Packaging Products"). The Company's customers are mainly wholesalers and distributors of Packaging Products and consumer product manufacturers. The Company anticipates that it will purchase all of its inventory from Rich City International Packaging Limited ("Rich City"), a Hong Kong company and the Company's parent. The Company has entered into an Assignment and Distribution Agreement (the "Distribution Agreement") with Rich City which, effective April 1, 1996, appoints the Company as the exclusive distributor in North America of Packaging Products supplied by Rich City. Since 1990, Rich City had supplied its Packaging Products to North America.


    Although no market data exists for the packaging products industry, based on the number of units of luxury consumer goods sold in each category as extracted from estimates published by the American Watch Association, MJ JEWELRY SALES and U.S. OPTICAL INDUSTRY HANDBOOK '96 and on Rich City's average pricing data, the Company estimates that the U.S. wholesale market in 1994 was approximately $130,000,000 for jewelry packages of all types and approximately $140,000,000 for watch boxes, and in 1995 was approximately $54,000,000 for prescription optical cases.

    As successor to Rich City's North American business operations, the Company plans to implement a market consolidation strategy. The Company believes that the market for Packaging Products in North America is fragmented and lacks a centralized, efficient mechanism for bringing such products from areas of low-cost production to wholesalers, distributors and consumer product manufacturers. The Company plans to consolidate this process through its own system of purchasing and customizing high quality Packaging Products from the Company's low-cost Asian producer and distributing the products in North America.


    To effect this strategy, the Company has leased a 2,000 square-foot office and showroom in the Empire State Building in New York City, and a 33,000 square-foot facility in Raritan Center, Edison, New Jersey, for the Company's warehousing, customization and distribution operations. The Company believes that its warehousing and customizing capabilities located in the United States, coupled with its Asian low-cost source of supply, give it an advantage over its competitors in the North American market by enabling the Company to fill orders and customize products on a "just in time" basis. The Company believes that its source of supply will allow it to capitalize on lower production costs obtainable overseas, while maintaining the high quality of its products.

                                  THE OFFERING


Common Stock offered hereby..................  1,250,000 shares

Common Stock outstanding after the             3,125,000 shares
  offering(1)................................

Use of proceeds..............................  Inventory, warehouse, light assembly equipment, office and showroom, furniture,
                                               computers, fixtures and equipment, sales and
                                               marketing, and working capital. See "Use of
                                               Proceeds."

Risk factors.................................  Investment in the Common Stock offered hereby involves a high degree of risk and immediate
                                               substantial dilution. See "Risk Factors" and
                                               "Dilution."

Nasdaq National Market Symbol................  LEPI


------------------------

(1) Does not include 312,500 shares of Common Stock which have been reserved for issuance upon exercise of options, which may be granted under the Company's 1996 Incentive Stock Option Plan for employees. To date, no options to purchase shares of Common Stock have been granted under the Plan. See "Management."

             SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION


    The selected financial data set forth below has been derived from the financial statements of Rich City's North American Distribution Business (the "N.A. Distribution Business") for the years ended March 31, 1994, 1995 and 1996 and the financial statements of the Company for the six months ended September 30, 1996. The financial statements of the N.A. Distribution Business for each of the years ended March 31, 1994, 1995 and 1996 and for the six months ended September 30, 1995, have been prepared on a "carved-out" basis as if the N.A. Distribution Business had been operating independently. The financial statements of the Company for the six months ended September 30, 1996 were prepared on an actual basis as the Company was operating under the terms of the Distribution Agreement between the Company and Rich City, which became effective on April 1, 1996. The unaudited pro forma statements of income of the N.A. Distribution Business for the six months ended September 30, 1995 and for the year ended March 31, 1996 have been presented on the basis that the Distribution Agreement had been in place since April 1, 1995. The unaudited pro forma statement of income of the Company for the six months ended September 30, 1996 has been presented to reflect the Company's operating lease rentals as if the operating lease were in effect on April 1, 1996. The selected financial data should be read in conjunction with, and are qualified in their entirety by reference to, the financial statements, the unaudited interim financial information and the unaudited pro forma statements of income, including the respective notes thereto, included elsewhere in this Prospectus. The historical financial data may not be indicative of the Company's future performance as an independent company. Results of any interim period may not be indicative of results for the full fiscal year.

    The interim financial information of both the N.A. Distribution Business and the Company for the six months ended September 30, 1995 and 1996, respectively, and the pro forma statements of income of the N.A. Distribution Business and the Company, have not been audited but, in the opinion of management, contain all adjustments which are of a normal recurring nature, including those to conform with generally accepted accounting principles, necessary for the fair presentation of the results of operations and cash flows, for the periods then ended.


                                        (ALL AMOUNTS IN THOUSANDS OTHER THAN SHARE AND PER SHARE INFORMATION)(1)
                                                                               RICH CITY'S
                                                                            N.A. DISTRIBUTION
                             RICH CITY'S N.A. DISTRIBUTION BUSINESS              BUSINESS                  LEADING EDGE
                         ----------------------------------------------  ------------------------  ----------------------------

                                      YEAR ENDED MARCH 31,                           SIX MONTHS ENDED SEPTEMBER 30,
                         ----------------------------------------------  ------------------------------------------------------
                                          (CARVED-OUT)                         (CARVED-OUT)                  (ACTUAL)
                         ----------------------------------------------  ------------------------  ----------------------------
                                                              (PRO                      (PRO
                                                            FORMA)(2)                 FORMA)(2)                  (PRO FORMA)(2)
                           1994       1995       1996         1996         1995         1995           1996           1996
                         ---------  ---------  ---------  -------------  ---------  -------------  ------------  --------------
INCOME STATEMENT DATA:
Net sales..............  $  13,725  $   6,311  $  10,987      $10,987    $   5,210       $5,210         $5,552         $5,552
Gross profit...........      4,296      2,289      4,352        3,921        2,079        1,876          1,815          1,815
Operating income.......      3,073      1,482      3,247        2,816        1,538        1,334          1,540          1,519
Income before income
  taxes................      3,052      1,473      3,201        2,769        1,516        1,313          1,540          1,519
Income taxes...........         33     --         --            1,052       --              499            585            577
Net income(3)..........      3,019      1,473      3,201        1,717        1,516          814            955            942
Earnings per share.....     --         --         --             0.92       --             0.43           0.51           0.50
Weighted average number
  of shares
  outstanding..........     --         --         --        1,875,000       --        1,875,000      1,875,000      1,875,000



                                   RICH CITY'S N.A.                    LEADING EDGE
                                 DISTRIBUTION BUSINESS       --------------------------------
                                     (CARVED-OUT)
                            -------------------------------           SEPTEMBER 30,
                                                             --------------------------------
                                       MARCH 31,                                   1996
                            -------------------------------       1996              (AS
                              1994       1995       1996        (ACTUAL)       ADJUSTED)(4)
                            ---------  ---------  ---------  ---------------  ---------------
BALANCE SHEET DATA:
Working capital...........     $ (116) $    (220)    $ (194)      $ 1,426           $7,271
Total assets..............      4,559      1,044      1,797         3,944            9,789
Total liabilities.........      4,549      1,044      1,797         2,489            2,489
Division/company equity...         10     --         --             1,455            7,300


------------------------------

(1) The functional currency of the N.A. Distribution Business is Hong Kong dollars. Transactions, assets and liabilities denominated in Hong Kong dollars have been translated to the U.S. dollar at HK$7.80 to $1.00 which approximates the market rate at all periods presented. References in this Prospectus to "dollars" or "$" are to United States dollars and reference to "HK$" are to Hong Kong dollars.


(2) The pro forma income statement data for the N.A. Distribution Business is presented to reflect the pro forma effect of the Distribution Agreement as if the Distribution Agreement had been in place since April 1, 1995. See "Unaudited Pro Forma Statements of Income" elsewhere in this Prospectus. The pro forma income statement data for the Company is presented to reflect the pro forma effect of the rental expenses in the United States.



(3) Effective April 1, 1996, the Company is subject to United States income taxes. Net income for the periods prior to that date after providing for U.S. federal and state income taxes, calculated at a rate of 38%, would have been $1,859,000 for year ended March 31, 1994, $913,000 for the year ended March 31, 1995, $1,984,000 for the year ended March 31, 1996 and $940,000 for the six months ended September 30, 1995.


(4) As adjusted to reflect the receipt and initial application of the estimated net proceeds from the sale of 1,250,000 shares of Common Stock offered hereby at an assumed initial public offering price of $6.00 per share.

                                  RISK FACTORS

    AN INVESTMENT IN THE COMMON STOCK IS SPECULATIVE IN NATURE, INVOLVES A HIGH DEGREE OF RISK AND SHOULD ONLY BE MADE BY AN INVESTOR WHO CAN AFFORD THE LOSS OF HIS ENTIRE INVESTMENT. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY BY POTENTIAL PURCHASERS IN EVALUATING AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY.

DEPENDENCE ON A SINGLE OVERSEAS SUPPLIER


    The Company depends upon Rich City for all of its inventory of Packaging Products. Rich City, in turn, depends for its inventory supply upon Dongguan Walford Ornaments Packaging Company Limited, a joint venture (the "Joint Venture") in the People's Republic of China ("PRC"). The Joint Venture is controlled by Breakspear Limited, a British Virgin Islands company, which is an affiliate of Rich City, and a PRC enterprise. Although the Company intends to engage in limited customization operations for some of the Packaging Products in the United States, the majority of the Company's products will be manufactured entirely by the Joint Venture, within the PRC. As a result, the Company's ability, at least initially, to perform its sales and distribution functions with respect to its customers in North America depends upon the supply of Packaging Products it purchases from Rich City. See "The Company" and "Certain Transactions."


    The Company expects that typically it will warehouse generic inventory sufficient for sales for approximately six months. However, any long-term disruption or termination of supply would have a material adverse effect on the business, financial condition and operating results of the Company. In addition to the usual conditions which can disrupt or terminate inventory supplies, such as a breakdown of equipment, performance below expected levels of output or efficiency, labor disputes, natural disasters, inadequate supply of materials, fluctuations in exchange rates, increase in cost of raw materials, and severe fluctuations in the market prices for raw materials, there are special additional risks resulting from the Company's reliance on a single source of supply and from the fact that such source of supply is located in the PRC and in Hong Kong, including the following:

    LOSS OF EXCLUSIVITY

    The Company has entered into a Distribution Agreement with Rich City pursuant to which the Company is designated as the exclusive distributor in North America of Packaging Products supplied by Rich City. Although the Company has the exclusive rights to distribute in North America products supplied by Rich City, such rights could become non-exclusive upon the occurrence of certain triggering events, including, but not limited to, the inability of the Company to increase its sales in the North American market by the cost of living formula contained in the Distribution Agreement or to make certain scheduled royalty payments to Rich City as required by the Distribution Agreement. See "Certain Transactions."

    POSSIBLE TERMINATION OF DISTRIBUTION AGREEMENT/LOSS OF SUPPLY

    The Distribution Agreement between the Company and Rich City may be terminated by either party upon the occurrence of a bankruptcy, insolvency, liquidation or other form of dissolution or corporate reorganization by the other party. The Distribution Agreement may also be terminated for a breach not cured within 90 days of written notice of the breach. In the event of termination of the Distribution Agreement, the Company would lose its sole source of supply. There can be no assurance that the Company could locate an alternative source of supply in sufficient time to meet its orders, if at all.

    ENFORCEABILITY OF DISTRIBUTION AGREEMENT

    Under the Distribution Agreement, the Company is designated as the exclusive distributor in North America of Packaging Products supplied by Rich City. The executive offices and a substantial portion of

Rich City's assets are presently located in Hong Kong and the PRC. The Distribution Agreement requires arbitration in New York of all disputes arising thereunder. However, in the event the Company obtained an award in arbitration, it may be difficult under the laws of Hong Kong or the PRC for the Company to enforce against Rich City any judgment entered on the arbitrators' award. See "Certain Transactions."

    TRANSFER OF SOVEREIGNTY OVER HONG KONG

    The headquarters and a substantial portion of the assets of Rich City are located in Hong Kong. Consequently, the Company's results of operations and financial condition may be influenced by the political situation in Hong Kong and by the general state of the Hong Kong economy. On July 1, 1997, sovereignty over Hong Kong will be transferred from the United Kingdom to the PRC, and Hong Kong will become a Special Administrative Region of the PRC (an "SAR"). According to the Company's Hong Kong counsel, Erving Brettell, Solicitors, under the Sino-British Joint Declaration on the Question of Hong Kong (the "Joint Declaration") and the Basic Law of the Hong Kong SAR of the PRC (the "Basic Law"), the Hong Kong SAR will have a high degree of autonomy except in foreign and defense affairs. Under the Basic Law, the Hong Kong SAR is to have its own legislature, legal and judicial system and full economic autonomy for 50 years. Based on current political conditions and the advice of Hong Kong counsel, the Company does not believe that the transfer of sovereignty over Hong Kong should have an adverse impact on the Company's financial and operating condition. There can be no assurance, however, that the transfer of sovereignty or changes in political or other conditions will not disrupt the supply of products to the Company, which would cause a loss of revenue, a loss of customers due to failure to timely meet orders and/or a total loss of the Company's inventory.

    GOVERNMENT CONTROL OVER THE ECONOMY

    The government of the PRC has exercised, and continues to exercise, control over every sector of the Chinese economy through regulation and state ownership. Accordingly, government actions in the future, including any decision not to continue to support the economic reforms program begun in 1978 and to return to the more centrally planned economy that existed prior to that time, or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in the PRC or particular regions thereof. Any such developments could affect opportunities for foreign investment, the prospects of private sector enterprises (of which the Joint Venture is an example) and, as a consequence, the ability of the Joint Venture to continue its manufacturing operations in the PRC on the same terms and conditions under which it currently operates. This, in turn, could adversely impact the Joint Venture's labor costs, costs for the use of land, factory and equipment and/or the ability of the Joint Venture to obtain the permits and licenses it needs to operate. Any such effect on the Joint Venture would disrupt the supply of products to the Company, which would cause a loss of revenue, a loss of customers due to failure to timely meet orders and/or a total loss of the Company's inventory. Furthermore, any increase in Rich City's production costs would increase the price paid by the Company for its supply of Packaging Products.

    ENVIRONMENTAL COMPLIANCE

    The Joint Venture is, and is likely to continue to be, subject to central, provincial and local environmental protection laws and regulations. There can be no assurance, however, that the Joint Venture has complied, or will at all future times comply, with such laws and regulations, that it will avoid incurring the consequences of non-compliance or that authorities will not impose additional regulatory requirements which would necessitate unbudgeted expenditures for environmental compliance. Any such occurrence could have a material adverse effect on the Joint Venture and, to the extent that the Company depends upon the Joint Venture as a principal supplier, on the Company, in turn. A disruption in supply could cause a loss of revenues, a loss of customers due to failure to timely meet orders and/or a total loss of the Company's inventory. In addition, costs of environmental compliance could increase Rich City's costs to produce Packaging Products. Under the terms of the Distribution Agreement, this would increase the prices paid by the Company for its supply of Packaging Products.

    ADMINISTRATIVE AND REGULATORY COMPLIANCE

    The Joint Venture's activities in the PRC are subject, in some circumstances, to administrative inspections, audits and approvals by various national and local agencies of the PRC government. There can be no assurance that such approvals, when necessary or advisable, will be forthcoming. Any failure by the Joint Venture to obtain such approvals or to comply with any administrative or regulatory provisions could result in a disruption of the supply of Packaging Products to the Company. A disruption in supply could cause a loss of revenues, a loss of customers due to failure to timely meet orders and/or a total loss of the Company's inventory. In addition, costs of administrative and regulatory compliance could increase Rich City's costs to produce Packaging Products. Under the terms of the Distribution Agreement, this would increase the prices paid by the Company for its supply of Packaging Products.

    POSSIBLE EXPROPRIATION OF ASSETS

    The PRC government has previously renounced various debt obligations incurred by predecessor governments, which obligations remain in default, and expropriated assets of private citizens and companies without compensation. There can be no assurance that the PRC government will not, in the future, expropriate or nationalize the assets of the Joint Venture, including its factories in the PRC. This could result in the termination of the Distribution Agreement and/or disruption of the supply of inventory to the Company. A disruption in supply could cause a loss of revenues, a loss of customers due to failure to timely meet orders and/or a total loss of the Company's inventory.

    MOST FAVORED NATION STATUS

    The PRC currently enjoys Most-Favored Nation ("MFN") status granted by the United States, which results in imports into the United States from the PRC being subject to the lowest applicable tariffs. The United States annually reconsiders the renewal of MFN trading status for the PRC. There can be no assurance, however, that the PRC's MFN status will be renewed in future years. The Company believes that the non-renewal of MFN trading status would adversely affect the pricing of any inventory of the Company consisting of products manufactured within the PRC. Failure by the United States to renew the PRC's MFN status, could cause an increase in the cost to import Packaging Products to Hong Kong from the PRC, and, after transfer of sovereignty over Hong Kong, from Hong Kong to the United States. Under the terms of the Distribution Agreement, this would lead to an increase in prices paid by the Company to Rich City for Packaging Products. If such prices became prohibitively high, there can be no assurance that the Company could locate substitute suppliers of Packaging Products outside of the PRC. Failure by the Company to locate such suppliers would result in a loss of revenues, a loss of customers due to failure to timely meet orders and/or a total loss of the Company's inventory.

    TRADE SANCTIONS

    In the past, as a result of trade disputes between the United States and the PRC, the U.S. Trade Representative announced that the United States would impose tariffs of up to 100% on certain imports from the PRC. If such tariffs were to be imposed, it is possible that some of or all the Company's products would be subject thereto. If such tariffs were prohibitively high, there can be no assurance that the Company could locate substitute suppliers of Packaging Products outside of the PRC. Failure by the Company to locate such suppliers would result in loss of revenues, a loss of customers due to failure to timely meet orders and/or a total loss of the Company's inventory.

    ACCESS TO RAW MATERIALS


    The Company believes that the Joint Venture presently obtains many of the raw materials which it uses in the manufacture of its Packaging Products from various sources outside of the PRC. Any disruption in the supply of such raw materials, resulting from any number of factors including increased cost, currency fluctuation or political strife, would have a material adverse effect on the ability of the Joint Venture to produce Packaging Products for distribution by the Company. Such a disruption would thus cause delays in and possibly a total loss of the Company's supply of Packaging Products, resulting in a loss of revenue, a loss of customers due to failure to timely meet orders and/or a total loss of the Company's inventory. In addition, an increase in the costs of raw materials would result in an increase in Rich City's production costs. This would increase the prices paid by the Company for Packaging Products from Rich City under the terms of the Distribution Agreement.


NO LONG-TERM CONTRACTS WITH CUSTOMERS

    Each sale by the Company of its Packaging Products is evidenced by a purchase order, confirmation and similar documentation limited to that specific sale. The Company does not enter into any long-term sales contracts with its customers requiring them to make purchases from the Company. In the absence of such long-term contracts, there can be no assurance that these customers will continue to purchase Packaging Products from the Company and thus no assurance that the Company will be able to maintain adequate or consistent levels of sales.

DEPENDENCE ON LIMITED NUMBER OF CUSTOMERS AND CONCENTRATION OF CREDIT RISK


    The North American market for Packaging Products is currently dominated by a small number of large distributors who purchase Packaging Products from manufacturers and sell them to end-users. At least initially, a significant portion of the Company's customer base will consist of these distributors. Two customers each individually accounted for 10% or more of Rich City's total net sales in North America for each of the two years ended March 31, 1994 and 1995, collectively generating approximately 75.8% and 58.0% of total net sales, respectively. For the year ended March 31, 1996, three customers each individually accounted for 10% or more of Rich City's net sales in North America, collectively generating 52.6% of net sales. During fiscal 1996, sales to Rocket Jewelry Box, Inc., Rich City's then largest North American customer, accounted for approximately 26.6% of net sales in North America. During fiscal 1994 and 1995, sales to Rocket accounted for approximately 5.4% and 38.8% of net sales, respectively. For the six months ended September 30, 1995 and 1996, sales to Rocket accounted for approximately 44.2% and 31.8% of the Company's net sales, respectively. Sales to Astucci US Inc. and Viva Optique, Inc., Rich City's next largest North American customers during fiscal 1996, accounted for approximately 13.9% and 12.1% of net sales, respectively. For the six months ended September 30, 1995 and 1996, sales to Astucci US Inc. accounted for approximately 11.4% and 13.5% of net sales, respectively. Because the Company sells its Packaging Products to manufacturers and distributors, all of its principal customers are also its competitors. Customers who are also competitors of the Company include Gem Case Inc., Fuller Corporation, Rocket Jewelry Box Inc. and Boxco Inc. There can be no assurance that any of these companies will remain customers of the Company or that there will be adequate demand for the Company's Packaging Products. Cessation of business with one or more of these customers would have a material adverse effect on the Company and could result in a substantial decline in net sales and income for the Company and/or a total loss of the Company's business. In addition, any failure by one or more of these customers to satisfy obligations owing to the Company for the purchase of Packaging Products would have a material adverse effect on the Company's business and could result in a substantial decline in net sales and income for the Company and/or a total loss of the Company's business.

IMPACT OF INFLATION

    In recent years, the PRC has experienced periods of high inflation. The Company's results of operations may be affected by such inflation, particularly rising labor costs and other operating costs of the Joint Venture. Because the price paid by the Company for Packaging Products, purchased from Rich City pursuant to a formula contained in the Distribution Agreement, are directly tied to the production costs of Rich City's affiliate, any increase in such production costs will raise the prices paid by the Company for its inventory. The Company may not be able to raise the prices of its products in the future at the rate by which its operating costs may rise, which would reduce its profit margin and its ability to pay dividends (should the Company determine to pay dividends). See "Management's Discussion and Analysis of Financial Condition and Result of Operations" and "Dividend Policy."

OVERSEAS PRINCIPALS OF THE COMPANY

    Certain of the directors and officers of the Company and experts named herein are nationals or residents of Hong Kong, the PRC or other countries, and all or a substantial portion of the assets of such persons are or may be located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon such persons, or to enforce against them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the United States federal securities laws. The Company has been advised by its Hong Kong counsel, Messrs. Erving Brettell, Solicitors, that there is uncertainty as to whether the courts of Hong Kong or the PRC would (i) enforce judgments of United States courts obtained against such persons predicated upon the civil liability provisions of United States federal or any state's securities laws or (ii) find liability against such persons predicated upon United States federal or any state's securities laws in original actions brought in Hong Kong or the PRC.

DEPENDENCE ON KEY PERSONNEL

    The Company relies on certain key executives with whom it has entered into employment agreements. The Company is particularly dependent upon the services of Lip-Boon Saw, its Chairman and Chief Executive Officer. The loss of services of one or more of the key executives could disrupt and have a material adverse effect on the operations of the Company. The Company has applied for key-man life insurance for Mr. Saw in the amount of $1 million for the sole benefit of the Company. See "Management."

DEPENDENCE ON INVENTORY AND CUSTOMIZATION FACILITY


    The Company's inventory and customization operation will be located in its Raritan Center, Edison, New Jersey warehouse facility. Many of the Company's employees, particularly in the distribution and customer service areas will work out of this facility. Any production failures or other circumstances, including fire, power outage, flooding or any other form of natural disaster would have a material adverse effect on the Company's business and could result in a total loss of the Company's current inventory and customization capability. In addition to the loss of current revenue and assets of the Company, this could result in the failure to fill orders on a timely basis, if at all, and a loss of customers over the long term. The Company maintains insurance for this facility, but there can be no assurance that proceeds from such insurance will be adequate to cover any such losses.


NO INDEPENDENT OPERATING HISTORY AS A SEPARATE U.S. COMPANY

    The Company is a newly-formed company and, as such, has no independent operating history as a separate U.S. company. The financial statements covering the three years ended March 31, 1996 contained elsewhere in this Prospectus, as well as any summary or supplemental data contained herein, have been prepared on a "carved-out" basis of Rich City's existing operations in North America. This financial information may not necessarily reflect the results of operations, financial position and cash flows had the

Company been a separate, stand-alone entity during the periods presented. The financial information included herein does not reflect the many significant changes that will occur in the finances and operations of the Company as a result of its operations separate from its parent, Rich City. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Transactions."

CYCLICALITY

    Many of the end-users of the Company's Packaging Products are manufacturers of luxury products. During periods of economic decline, the demand for these luxury products could decrease, which would have a material adverse effect on the market for the Company's Packaging Products.

COMPETITION

    There is substantial competition in the Packaging Products industry. The Company competes with distributors and manufacturers of Packaging Products based in the U.S. and overseas. Many of the Company's competitors have name recognition in the market, longer operating histories and, in many cases, are substantially larger and better financed than the Company. Such competitors may use their economic strength to influence the market to continue to buy their existing or newly developed products. New competitors may arise and may develop products which compete with the Company's products. The Company believes that several companies currently distribute products in North America in direct competition with the Company's Packaging Products, including International Packaging Inc., Gem Case Inc., Fuller Corporation, Rocket Jewelry Box Inc., Boxco Inc. and Gunther Mele Inc. Some of the Company's current customers presently, or at some future point may, compete with the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

FUTURE FINANCING


    The Company believes that the net proceeds from this offering will be sufficient to meet its anticipated capital needs for its planned operations for at least 12 months from the date of this Prospectus. However, there can be no assurance that the Company will not require additional capital or financing. There also can be no assurance that any future financing will be available on terms commercially acceptable if and when needed. If additional financing is required but is not obtained, the Company may be unable to further its expansion into the North American market or remain competitive. In the past, the Company has relied upon advances of inventory and other financing from Rich City. There can be no assurance that such advances or financing will continue, and Rich City is under no obligation to continue to make them. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


MANAGEMENT'S BROAD DISCRETION IN APPLICATION OF PROCEEDS


    Approximately $1,945,000 or 33% of the net proceeds of this offering will be utilized to expand the Company's business, by providing working capital for hiring additional employees, purchasing increased quantities of inventory and possibly expanding the Company's facilities. The Company is currently unable to predict the percentage, if any, of such proceeds that will be applied to any or all of these items, and, accordingly, the Company will have broad discretion regarding the application of such proceeds.


CONTROL BY PRESENT STOCKHOLDER

    Upon completion of this offering, Rich City, the existing stockholder who owned all of the issued and outstanding shares of the Company's Common Stock prior to this offering, will own 60% of the issued and outstanding Common Stock. Rich City will have the ability to exert significant control over the election of the Company's Board of Directors and to influence or determine corporate action requiring stockholder approval.

MANAGEMENT'S POTENTIAL CONFLICT OF INTEREST; PROCEEDS TO BENEFIT PARENT



    Lip-Boon Saw, Chairman of the Board and Chief Executive Officer, and Richard Fung-Gea Wong, one of the directors of the Company, each serve on the board of directors of Rich City, the Company's parent company. As a result of Mr. Saw's and Mr. Wong's obligations to both companies, their dual roles could lead to a potential conflict between the Company's and Rich City's interests. Approximately $136,000 has been advanced by Rich City to the Company to cover certain costs of this offering. This advance will be repaid to Rich City out of the gross proceeds of this offering. See "Certain Transactions."


DILUTION


    The amount by which the initial public offering price per share of Common Stock exceeds the pro forma net tangible book value per share after this offering constitutes dilution to investors in this offering. Investors purchasing shares of Common Stock in this offering will experience an immediate and substantial dilution in net tangible book value of $3.66 per share or approximately 61.0%. See "Dilution."


FUTURE SALES OF COMMON STOCK BY EXISTING STOCKHOLDER; POTENTIAL ADVERSE EFFECT
  ON MARKET PRICE

    None of the Company's presently outstanding 1,875,000 shares of Common Stock has been registered under the Securities Act of 1933, as amended (the "Securities Act"). Such shares will be "restricted securities" as that term is defined by Rule 144 promulgated under the Securities Act. In the future, such restricted securities may be sold in compliance with the limitations of Rule
144. Generally, under Rule 144, a person who has held fully-paid-for "restricted securities" for a period of two years may, every 90 days, sell to a market maker, or in an ordinary broker's transaction, an amount that does not exceed the greater of one percent of the Company's then outstanding stock or the average weekly trading volume during the four calendar weeks preceding the sale. Rule 144 also permits a person who is not an affiliate of the Company, and who has held fully-paid-for "restricted securities" for a period of three years, to sell such securities without compliance with the limitations on quantity and manner of sale.


    Except upon the consent of the Representative, all officers, directors and the sole stockholder of the Company have agreed not to, directly or indirectly, offer, sell, transfer, pledge, assign, hypothecate or otherwise encumber any shares or convertible securities whether or not owned, or otherwise dispose of any interest therein under Rule 144 or otherwise, for a period commencing on the date hereof and ending 24 months from the effective date of the Registration Statement. Such persons have further agreed that, for a period commencing on the date hereof and ending 24 months following the effective date of the Registration Statement, all sales of securities issued by the Company shall be made through the Representative in accordance with its customary brokerage policies. An appropriate legend shall be marked on the face of stock certificates representing all of such shares of Common Stock. In addition, without the consent of the Representative, the Company shall not sell or offer for sale any of its securities for a period of 24 months following the effective date of the Registration Statement.


    All of the 1,875,000 shares of Common Stock outstanding as of the date of this Prospectus will be eligible under Rule 144 for sale in the public market two years from the date of this Prospectus.


    The future sale of any "restricted securities" by the holders thereof or the issuance of Common Stock upon the exercise of the Representative's Warrants or options may have an adverse effect upon the market price of the Common Stock and the ability of the Company to raise capital. In addition, the Company has granted the Representative certain registration rights with respect to the Common Stock underlying the Representative's Warrants pursuant to which the Company may be required to register such shares beginning one year from the date of this Prospectus. The registration of such shares could result in substantial future expense to the Company and could adversely affect any future equity or debt financing. Furthermore, the registration and sale of the Common Stock issuable upon exercise of the Representative's Warrants, or even the potential sale, could have an adverse effect on the market price of the Common Stock. See "Shares Eligible for Future Sale" and "Underwriting."

NO PRIOR PUBLIC MARKET; DETERMINATION OF INITIAL PUBLIC OFFERING PRICE;
  POTENTIAL VOLATILITY OF STOCK PRICE


    Prior to this offering there has been no public trading market for the Common Stock, and there can be no assurance that a trading market will develop or, if one does develop, that it will be maintained. In the event that a public trading market does not develop, any investment in the Company's securities will be highly illiquid. The initial public offering price has been established by negotiations between the Company and the Representative and is not necessarily related to the Company's asset value, net worth or other established criteria of value. The initial public offering price should not be considered an indication of the actual value of the securities or of prices that will prevail in the trading market following this offering. The factors considered in such negotiations, in addition to general conditions of securities markets at the time of this offering, included the history of and prospects for the industry in which the Company competes, an assessment of the Company's management, the prospects of the Company, its capital structure and certain other factors as were deemed relevant. See "Underwriting."


    The stock market has, from time to time, experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. In addition, the market price of the Common Stock may be highly volatile. Factors such as fluctuations in the Company's operating results, governmental regulation and general conditions in the packaging industry may have a significant effect on the market price of the Common Stock and may cause it to fluctuate dramatically. General economic trends such as recessionary cycles and changing interest rates could also adversely affect the market price of the Common Stock.

NO DIVIDENDS AND NONE ANTICIPATED

    No dividends have been paid on the Common Stock of the Company. It is anticipated that income received from operations, if any, will be devoted to the Company's future operations. Accordingly, no dividends are anticipated in the future. See "Dividend Policy."

LIMITATION ON LIABILITY OF DIRECTORS

    The Company's Certificate of Incorporation limits personal liability of directors to the fullest extent permitted by the General Corporation Law of the State of Delaware. See "Description of Securities."

BARRIERS TO TAKEOVER

    The Company has an authorized class of 5,000,000 shares of preferred stock which may be issued by the Board of Directors on such terms and with such rights, preferences and designations as the Board may determine. Issuance of such preferred stock, depending upon the rights, preferences and designations thereof, may have the effect of delaying, deterring or preventing a change in control of the Company. In addition, certain "anti-takeover" provisions of the General Corporation Law of the State of Delaware, among other things, restrict the ability of stockholders to effect a merger or business combination or obtain control of the Company and may be considered disadvantageous by a stockholder. See "Description of Securities."

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISK

    This Prospectus contains forward-looking statements, including statements regarding, among other items (i) the Company's growth strategies, (ii) the impact of the Company's products and anticipated trends in the Company's business and (iii) the Company's ability to expand its sales. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, certain of which are beyond the Company's control. Actual results could differ materially from these forward-looking statements as a result of the factors described in "Risk Factors," including, among others, regulatory or economic influences. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this Prospectus will in fact transpire or prove to be accurate.

                                  THE COMPANY

    The Company was incorporated in Delaware on December 15, 1995 as a wholly-owned subsidiary of Rich City. Pursuant to the Distribution Agreement, effective April 1, 1996, Rich City has assigned to the Company, on an exclusive basis, its North American distribution business, together with the right to market, sell and warehouse the Packaging Products supplied by Rich City to North America.

    The principal office of the Company is located in the Empire State Building, 350 Fifth Avenue, Suite 3922, New York, New York 10018, and the Company's telephone number is (212) 239-1865.

                                USE OF PROCEEDS


    The net proceeds to the Company from the sale of the 1,250,000 shares of Common Stock offered hereby are estimated to be $5,845,000 at an initial public offering price of $6.00 per share after deducting the estimated underwriting discount and expenses (and $6,823,750 if the Underwriter's over-allotment option is fully exercised). The net proceeds are expected to be used as follows:



                                                                         AMOUNT     PERCENTAGE
                                                                      ------------  -----------
Inventory(1)........................................................  $  3,000,000        51.3%
Warehouse, fixtures, and light assembly equipment and
  installation......................................................       350,000         6.0%
Office and showroom, furniture, fixtures, computers and equipment...       200,000         3.4%
Sales and marketing.................................................       350,000         6.0%
Working capital.....................................................     1,945,000        33.3%
                                                                      ------------       -----
    Total...........................................................  $  5,845,000       100.0%
                                                                      ------------       -----
                                                                      ------------       -----


------------------------

(1) This amount represents the Company's inventory requirements for at least 12 months from the date of this Prospectus. Inventory will be purchased from Rich City. Prior to this offering, Rich City owned 100% of the outstanding Common Stock of the Company. Upon completion of this offering, Rich City will beneficially own 60% of the Common Stock.


    Rich City has advanced approximately $136,000 to cover certain costs of this offering. As part of the offering expenses, these amounts will be repaid out of the gross proceeds of the offering and are thus not listed in the table above.


    The allocation set forth in the above table is subject to change based upon actual rather than estimated expenses and changes in business conditions. Pending use of the proceeds as described above, the net proceeds will be invested in bank deposits and short-term, investment grade securities, including government obligations and money market instruments, as the Company may determine.


    The Company estimates that the amounts listed in the above table together with cash from operations will meet the Company's cash requirements for at least 12 months from the date of this Prospectus. Any additional proceeds from the offering will be used for general corporate purposes, including expansion of sales, operations and working capital. If the Underwriters exercise the over-allotment option, the Company intends to add the net proceeds of such exercise to working capital. Any net proceeds to the Company from this offering or from the exercise of the over-allotment option which are not applied to the commencement of operations or other corporate purpose will be invested in bank deposits and short-term investment grade securities, including government obligations and money market instruments, as the Company may determine.

                                 CAPITALIZATION


    The following table sets forth the capitalization of the Company at September 30, 1996 and as adjusted to reflect the issuance and sale of 1,250,000 shares of the Common Stock offered hereby at an initial public offering price of $6.00 per share and the receipt and initial application of the net proceeds therefrom. The following table should be read in conjunction with the financial statements and related notes thereto included elsewhere in this Prospectus.



                                                                                            SEPTEMBER 30, 1996
                                                                                        --------------------------

                                                                                           ACTUAL     AS ADJUSTED
                                                                                        ------------  ------------
Short-term debt.......................................................................  $    --       $    --

Long-term debt........................................................................       --            --

Stockholders' equity

  Preferred Stock, par value, $0.01 per share: 5,000,000 shares
    authorized; no shares issued or outstanding.......................................       --            --

  Common Stock, par value, $0.01 per share: 5,000,000 shares authorized, 1,875,000 shares issued and outstanding, actual, and
    3,125,000 shares issued and outstanding, as adjusted..............................        18,750        31,250

Additional paid-in capital............................................................       481,250     6,313,750

Retained earnings.....................................................................       955,084       955,084
                                                                                        ------------  ------------

    Total capitalization..............................................................  $  1,455,084  $  7,300,084
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                                    DILUTION


    The unaudited net tangible book value of the Company at September 30, 1996 was approximately $1,455,084, or $0.78 per share of Common Stock. The unaudited net tangible book value per share is determined by dividing the tangible net worth of the Company (total assets less liabilities), by the number of shares of the Common Stock deemed to be outstanding on such date. After giving effect to the sale of the shares of Common Stock being offered hereby and the receipt of the net proceeds from the offering by the Company, the unaudited pro forma net tangible book value of the Company at September 30, 1996, would have been approximately $7,300,084 or $2.34 per share. This represents an immediate increase in pro forma net tangible book value of $1.56 per share to Rich City, as the current stockholder, and an immediate dilution of $3.66 per share (or 61.0%) to persons purchasing shares of Common Stock at the initial public offering price (the "New Investors"). "Dilution" is determined by subtracting pro forma net tangible book value per share after the offering from the initial public offering price per share of the Common Stock.


    The following table illustrates this per share dilution:


Initial public offering price per share.......................................             $    6.00
  Net tangible book value per share of Common Stock before the offering.......  $    0.78
  Increase per share attributable to New Investors............................  $    1.56
                                                                                ---------
Pro forma net tangible book value per share after the offering................             $    2.34
                                                                                           ---------
Dilution per share to New Investors...........................................             $    3.66
                                                                                           ---------
                                                                                           ---------



    If the Underwriters exercise the over-allotment option in full, the pro forma net tangible book value will be $8,278,834 (or $2.50 per share), resulting in an immediate dilution of $3.49 per share (or 58.3%) to New Investors.



    The following table sets forth, at September 30, 1996, the differences in the total consideration paid and the average price per share paid between the existing stockholder and the New Investors with respect to the shares of Common Stock to be issued by the Company:


                                                            TOTAL SHARES         TOTAL CONSIDERATION      AVERAGE
                                                        ---------------------  -----------------------     PRICE
                                                          NUMBER     PERCENT      AMOUNT      PERCENT    PER SHARE
                                                        ----------  ---------  ------------  ---------  -----------
Existing Stockholder..................................   1,875,000      60.0%  $    500,000       6.3%   $    0.27
New Investors.........................................   1,250,000      40.0%  $  7,500,000      93.7%   $    6.00
                                                        ----------  ---------  ------------  ---------
    Total.............................................   3,125,000     100.0%  $  8,000,000     100.0%
                                                        ----------  ---------  ------------  ---------
                                                        ----------  ---------  ------------  ---------


    If the Underwriters exercise the over-allotment option in full, the Shares of Common Stock purchased by New Investors would be 1,437,500; Percent of Total Shares purchased by New Investors would be 43%; Total Consideration Amount Payable by New Investors would be $8,625,000; Percent of Total Consideration Amount Payable by New Investors would be 95% and Average Price Per Share would be $6.00.

                                DIVIDEND POLICY

    The Company anticipates that it will retain all of its earnings, if any, as working capital and that income received from operations will be devoted to the Company's future operations. Accordingly, no dividends are anticipated. Dividends on the Common Stock may be declared at the discretion of the Board of Directors from funds legally available therefor. No dividends have been paid on the Common Stock.

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA


    The selected financial data set forth below has been derived from the financial statements of Rich City's N.A. Distribution Business (the "N.A. Distribution Business") for the years ended March 31, 1994, 1995 and 1996 and the financial statements of the Company for the six months ended September 30, 1996. The financial statements of the N.A. Distribution Business for each of the five years ended March 31, 1996 and for the six months ended September 30, 1995, have been prepared on a "carved-out" basis as if the N.A. Distribution Business had been operating independently. The financial statements of the Company for the six months ended September 30, 1996 were prepared on an actual basis as the Company was operating under the terms of the Distribution Agreement between the Company and Rich City, which became effective on April 1, 1996. The unaudited pro forma statements of income of the N.A. Distribution Business for the six months ended September 30, 1995 and for the year ended March 31, 1996 have been presented on the basis that the Distribution Agreement had been in place since April 1, 1995. The unaudited pro forma statement of income of the Company for the six months ended September 30, 1996 has been presented to reflect the Company's operating lease rentals as if the operating lease were in effect on April 1, 1996. The selected financial data should be read in conjunction with, and are qualified in their entirety by reference to, the financial statements, the unaudited interim financial information and the unaudited pro forma statements of income, including the respective notes thereto, included elsewhere in this Prospectus. The historical financial data may not be indicative of the Company's future performance as an independent company.



    The financial data for the years ended March 31, 1992 and 1993, the interim financial data for the six months ended September 30, 1995 and 1996, and the pro forma statements of income were derived from unaudited financial data which include, in the opinion of management, all adjustments, which are of a normal recurring nature including those to conform with generally accepted accounting principles, necessary to present fairly the data for such periods. Results for the six months ended September 30, 1996 are not necessarily indicative of the results to be expected for the full year.

    (ALL AMOUNTS IN THOUSANDS OTHER THAN SHARE AND PER SHARE INFORMATION)(1)

                                                                                              RICH CITY'S N.A.
                                                                                                DISTRIBUTION         LEADING
                                    RICH CITY'S N.A. DISTRIBUTION BUSINESS                        BUSINESS            EDGE
                                                 (CARVED-OUT)                                   (CARVED-OUT)        (ACTUAL)
                      -------------------------------------------------------------------  -----------------------  ---------
                                             YEAR ENDED MARCH 31,                            SIX MONTHS ENDED SEPTEMBER 30,
                      -------------------------------------------------------------------  ----------------------------------
                                                                             PRO FORMA(2)             PRO FORMA(2)
                        1992       1993       1994       1995       1996         1996        1995         1995        1996
                      ---------  ---------  ---------  ---------  ---------  ------------  ---------  ------------  ---------
INCOME STATEMENT
  DATA:
Net sales...........  $   4,024  $   8,768  $  13,725  $   6,311  $  10,987      $10,987   $   5,210       $5,210      $5,552
Gross profit........        249      1,782      4,296      2,289      4,352        3,921       2,079        1,876       1,815
Operating income....         43      1,187      3,073      1,482      3,247        2,816       1,538        1,334       1,540
Income before income
  taxes.............         43      1,178      3,052      1,473      3,201        2,769       1,516        1,313       1,540
Income taxes(3).....     --         --             33     --         --            1,052      --              499         585
Net income..........         43      1,178      3,019      1,473      3,201        1,717       1,516          814         955
Earnings per
  share.............     --         --         --         --         --             0.92      --             0.43        0.51
Weighted average
  number of shares
  outstanding.......     --         --         --         --         --        1,875,000      --        1,875,000   1,875,000



                      PRO FORMA(2)
                          1996
                      -------------
INCOME STATEMENT
  DATA:
Net sales...........      $5,552
Gross profit........       1,815
Operating income....       1,519
Income before income
  taxes.............       1,519
Income taxes(3).....         577
Net income..........         942
Earnings per
  share.............        0.50
Weighted average
  number of shares
  outstanding.......   1,875,000


                                                                                                                    LEADING EDGE
                                                                                                                      (ACTUAL)
                                                                                                                    -------------
                                            MARCH 31,                                                               SEPTEMBER 30,
                      -----------------------------------------------------                                         -------------

                        1992       1993       1994       1995       1996                                                1996
                      ---------  ---------  ---------  ---------  ---------                                         -------------
BALANCE SHEET DATA:
Working capital.....       $ 35  $   1,183     $ (116) $    (220)    $ (194)                                             $1,426
Total assets........        810      2,496      4,559      1,044      1,797                                               3,944
Total liabilities...        767      1,274      4,549      1,044      1,797                                               2,489
Division/company
  equity............         43      1,222         10     --         --                                                   1,455

BALANCE SHEET DATA:
Working capital.....
Total assets........
Total liabilities...
Division/company
  equity............


------------------------

(1) The functional currency of the N.A. Distribution Business is Hong Kong dollars. Transactions, assets and liabilities denominated in Hong Kong dollars have been translated to the U.S. dollar at approximately HK$7.80 to US$1.00, which approximates the market rate at all periods presented.


(2) The pro forma income statement data for the N.A. Distribution Business is presented to reflect the pro forma effect of the Distribution Agreement as if the agreement had been in place since April 1, 1995. See "Unaudited Pro Forma Statements of Income" elsewhere in this Prospectus. The pro forma income statement data for the Company is presented to reflect the pro forma effect of the rental expenses in the United States.



(3) Effective April 1, 1996, the company is subject to United States income taxes. Net income for the periods prior to that date after providing for U.S. federal and state income taxes, calculated at a rate of 38%, would have been $27,000 for the year ended March 31, 1992, $730,000, for the year ended March 31, 1993, $1,859,000 for the year ended March 31, 1994, $913,000 for the year ended March 31, 1995, $1,984,000 for the year ended March 31, 1996 and $940,000 for the six months ended September 30, 1995.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND NOTES THERETO CONTAINED ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    The Company is successor to the North American distribution business of Rich City (the
"N.A. Distribution Business"), and, accordingly, the Company's historical financial information is derived from the operations of Rich City in North America. Under the terms of the Distribution Agreement, Rich City has assigned all of its business in North America to the Company, effective April 1, 1996, with the exclusive rights to market, distribute, sell and warehouse the Packaging Products supplied by Rich City.


    The Company's Financial Statements appearing elsewhere in this Prospectus consist of (i) Financial Statements of the N.A. Distribution Business for the years ended March 31, 1994, 1995, and 1996; (ii) the Company's Balance Sheet at March 31, 1996; (iii) Unaudited Interim Financial Information for the
N.A. Distribution Business for the six months ended September 30, 1995 as well as for the Company for the six months ended September 30, 1996; and (iv) Unaudited Pro Forma Statements of Income for the N.A. Distribution Business for the six months ended September 30, 1995 and for the year ended March 31, 1996 and for the Company for the six months ended September 30, 1996.



    The audited financial statements for the N.A. Distribution Business, for the years ended March 31, 1994, 1995, and 1996, and the unaudited financial statements for the six months ended September 30, 1995, have been prepared on a "carved-out" basis as if the N.A. Distribution Business had been in existence and operating independently prior to the effective date of the Distribution Agreement. The Unaudited Pro Forma Statements of Income have been prepared on the same "carved-out" basis with pro forma adjustments made for the 6-8% mark-up payable to Rich City for inventory, the estimated salaries of the Company's employees and a 38% federal income tax, all of which costs the Company will incur going forward. This financial information does not purport to represent what the results of operations or the financial position of the N.A. Distribution Business would actually have been had the Distribution Agreement been in effect on such date or at the beginning of the period, or to project the results of the operations of the N.A. Distribution Business for any future date or period.


    The Financial Statements have been prepared in accordance with generally accepted accounting principles, which, in the opinion of the Company's independent auditors, do not differ significantly from those used in the statutory accounts of Rich City.

FUTURE TRENDS


    Commencing in the third quarter of fiscal 1997, the Company will incur certain costs which are not reflected in either the "carved-out" financial statements for Rich City's N.A. Distribution Business or the Company's financial statements for the six month period ended September 30, 1996. The Statement of Income for the six month period ended September 30, 1996 excludes expenses for office and warehouse facilities, certain other administrative costs and expenses absorbed by Rich City, including some staffing and support, and advances for inventory. In addition, commencing in the third quarter of fiscal 1997, the Company anticipates that it will incur additional costs related to its operations as an independent entity in the U.S. These costs include salaries estimated at $438,000 on an annualized basis, and sales commissions from 1-3% of sales; and depreciation on property, plant and equipment estimated at $95,000 on an annualized basis.


    The Distribution Agreement provides that the inventory purchase price payable by the Company to Rich City equals Rich City's cost to manufacture the Packaging Products plus a 6-8% mark-up depending upon the product being manufactured and Rich City's production schedule. Because the price payable by the Company for its inventory of Packaging Products is directly tied to Rich City's manufacturing cost, any inflationary pressure on the components of Rich City's manufacturing cost (specifically, costs of materials, labor, office and factory overhead) would increase the purchase price paid by the Company for its inventory. If the Company were unable to pass such an increase on to its customers, the result would be a reduction in profits to the Company. See "Risk Factors."


    The North American market for Packaging Products is currently dominated by a small number of large distributors who purchase Packaging Products from manufacturers and sell them to end-users. At least initially, a significant portion of the Company's customer base will consist of these distributors. Two customers each individually accounted for 10% or more of Rich City's net sales for each of the two years ended March 31, 1994 and 1995, collectively generating approximately 75.8% and 58.0% of net sales, respectively. For the year ended March 31, 1996, three customers each individually accounted for 10% or more of Rich City's net sales in North America, collectively generating 52.6% of net sales. During fiscal 1996, sales to Rocket Jewelry Box Inc., Rich City's then largest North American customer, accounted for approximately 26.6% of net sales in North America. During fiscal 1994 and 1995, sales to Rocket Jewelry Box Inc. accounted for approximately 5.4% and 38.8%, respectively. For the six months ended September 30, 1995 and 1996, sales to Rocket accounted for 44.2% and 31.8% of net sales, respectively. Sales to Astucci US Inc. and Viva Optique, Inc., Rich City's next largest North American customers during fiscal 1996, accounted for approximately 13.9% and 12.1% of net sales, respectively. For the six months ended September 30, 1995 and 1996, sales to Astucci US Inc. accounted for approximately 11.4% and 13.5% of net sales, respectively. Because the Company sells its Packaging Products to manufacturers and distributors, all of its principal customers are also its competitors. Customers which are also competitors include Gem Case Inc., Fuller Corporation, Rocket Jewelry Box Inc. and Boxco Inc.


RESULTS OF OPERATIONS

    NET SALES


    Net sales for the six month period ended September 30, 1996 were $5,551,581 versus $5,210,228 for the six month period ended September 30, 1995. This increase of $341,353 or 6.6% was primarily due to an increase in the size of orders from existing customers and the addition of new customers.



    For fiscal years 1994, 1995 and 1996, net sales were $13,725,079, $6,310,879 and $10,987,470, respectively. Net sales in fiscal 1995 decreased by 54% or $7,414,200 from fiscal 1994. The decrease in fiscal 1995 sales was primarily due to the cessation of business with Rich City's largest customer in North America prior to July 1994, Jewelpak Corporation, a distributor of Rich City's products. In July 1994, Rich City became involved in a dispute with Jewelpak Corporation and companies controlled by its principal (together "Jewelpak") over the failure of Jewelpak to make certain payments to Rich City aggregating approximately $4.3 million. Jewelpak's total purchase orders from Rich City accounted for approximately 64% of Rich City's total sales in North America for the year ended March 31, 1994. In the first half of fiscal 1995, the litigation between Rich City and Jewelpak was resolved and the payments in dispute were made to Rich City. Net sales in fiscal 1996 increased by 74.1% or $4,676,591 from fiscal 1995, as Rich City captured sales from Jewelpak's client base and increased orders derived from its other distributor/ customers and from new customers.


    COST OF SALES FROM HOLDING COMPANY/RELATED PARTY


    Cost of sales from holding company/related party in the six month period ended September 30, 1996 was $3,736,403 versus $3,131,142 during the six month period ended September 30, 1995, an increase of $605,261 or 19.3%. As a percentage of net sales, cost of sales from holding company/related party increased to 67.3% from 60.1% during the respective periods. The increase in cost of sales as a percentage of net sales was primarily due to the payment to Rich City of an average mark-up of 6.5% of its manufacturing costs pursuant to the Distribution Agreement. The remainder of the increase was the result of a variation of customer orders to products with higher costs in that specific period. This cost represents the purchase price for Packaging Products paid by the Company to a manufacturing affiliate of Rich City and, therefore, varies with the production cost for each particular product ordered.

    For fiscal years 1994, 1995 and 1996, cost of sales from related party were $9,429,109, $4,021,908 and $6,635,318, respectively, which reflected the impact of the cessation of business with Jewelpak and the corresponding decline in sales. As a percentage of net sales, cost of sales from related party in 1994, 1995 and 1996 were 68.7%, 63.7% and 60.4%, respectively. The decline in costs as a percentage of net sales was primarily due to increased efficiency in the factory and manufacturing operations and also reflects the shift in orders during the periods toward Packaging Products with relatively lower manufacturing costs.

    SELLING EXPENSES


    During the six month period ended September 30, 1996, selling expenses were $162,923 versus $222,812 in the six month period ended September 30, 1995. As a percentage of net sales, selling expenses were 2.9% during the six month period ended September 30, 1996 versus 4.3% during the six month period ended September 30, 1995. Selling expenses for the six month period ended September 30, 1996 did not reflect certain items normally included, as the Company had not established its office and warehouse operations and was only incurring direct sales-related costs while benefiting from the absorption of certain costs and expenses by Rich City. Selling expenses for the six month period ended September 30, 1996 were travel and related costs incurred by Lip-Boon Saw, the Company's Chairman and Chief Executive Officer, in connection with the Company's sales in North America. In contrast, selling expenses for the six month period ended September 30, 1995 reflect the "carved-out" selling expenses of Rich City attributable to the N.A. Distribution Business, including amounts spent for sales and marketing personnel and for advertising and promotions. Commencing with the third quarter of fiscal 1997, selling expenses will include expense items as shown in the six month period ended September 30, 1995, and the Company expects that such expenses will increase as a percentage of net sales. See "Future Trends."



    In fiscal 1994, 1995 and 1996, selling expenses were $441,450, $263,778 and $451,327, respectively. This represented a decrease of 40.2% from 1994 to 1995 and an increase of 71.1% from 1995 to 1996. The changes reflect the impact of the cessation of business with Jewelpak. As a percentage of sales, selling expenses remained constant from fiscal 1995 to 1996 at approximately 4.1%. Selling expenses as a percentage of sales increased from 3.2% in 1994 to 4.1% in 1995, primarily reflective of the extra expenses to expand sales after the cessation of business with Jewelpak.


    GENERAL AND ADMINISTRATIVE EXPENSES


    During the six months ended September 30, 1996, general and administrative expenses were $111,797 versus $318,680 in the six months ended September 30, 1995. As a percentage of net sales, general and administrative expenses were 2.0% for the six months ended September 30, 1996 and 6.1% for the six months ended September 30, 1995. General and administrative expenses for the six months ended September 30, 1996 do not reflect certain items normally included, as the Company had not established its office and warehouse operations and was incurring only minimal operating costs while benefiting from the absorption of certain costs and expenses by Rich City. These expenses for the six months ended September 30, 1996 included $60,000 salary to Lip-Boon Saw, the Company's Chairman and Chief Executive Officer, under his employment agreement with the Company and $14,000 in office and warehouse start up expenses. In contrast, general and administrative expenses for the six months ended September 30, 1995 reflect the "carved-out" expenses of Rich City attributable to the N.A. Distribution Business, including office rent, supplies and salaries for non-sales personnel, adjusted to reflect lower costs of certain items (such as rent and postal expenses) in the U.S. versus Hong Kong. Commencing with the third quarter of fiscal 1997, general and administrative expenses will include the expense items as shown in the six months ended September 30, 1995 plus warehouse and office expenses, and the Company expects that such expenses will increase as a percentage of net sales. See "Future Trends."


    In fiscal 1994, 1995 and 1996, general and administrative expenses were $781,893, $543,644 and $653,283, respectively. This represented a decrease of 30.5% from 1994 to 1995 and an increase of 20.2% from 1995 to 1996. For fiscal years 1994, 1995 and 1996, general and administrative expenses, as a percentage of net sales, were 5.7%, 8.6% and 5.9%, respectively. The increase in expenses as a percentage of net sales in 1995 was primarily due to the reduction in sales coupled with professional and other costs in connection with the Jewelpak litigation. The reduction in 1996 was the result of efficiencies created over the entire period by Rich City's management and an increase in sales.

    OPERATING INCOME


    Operating income for the six months ended September 30, 1996 was $1,540,458 versus $1,537,594 in the six months ended September 30, 1995, an increase of 0.2% or $2,864. As a percentage of net sales, operating income decreased to 27.7% from 29.5% during the respective periods. The decrease, was primarily due to the increase in cost of sales discussed above.


    In fiscal 1994, 1995 and 1996, operating income was $3,072,627, $1,481,549 and $3,247,542, respectively. This represented a decrease of 51.8% from 1994 to 1995 and an increase of 119.2% from 1995 to 1996. As a percentage of sales, operating income for fiscal 1994, 1995 and 1996 was 22.4%, 23.5% and 29.6%, respectively. These increases and decreases correlated to increases and decreases in sales and expenses.

    INTEREST EXPENSE


    During the six months ended September 30, 1996, the Company had no interest expense. Interest expense for the six months ended September 30, 1995 was $22,237. Interest expense for fiscal 1994, 1995 and 1996 was $51,190, $65,057 and $53,961, respectively. This represented an increase of 27% from 1994 to 1995 and a decrease of 17% from 1995 to 1996. This item represents interest accruing on inventory advances from Rich City's manufacturing affiliates and fluctuates with the amount of such advances.


    NET INCOME


    As a result of the foregoing, the Company's net income was $955,084 and $1,516,414 for the six months ended September 30, 1996 and the six months ended September 30, 1995, respectively. The decrease in net income was primarily attributable to the deduction of $585,374 payable as United States taxation during the six months ended September 30, 1996, as compared with the six months ended September 30, 1995 for which no United States income taxes were paid. The N.A. Distribution Business's net income was $3,200,595, $1,472,908 and $3,018,766, for the fiscal years ended March 31, 1996, 1995 and 1994, respectively.


LIQUIDITY AND CAPITAL RESOURCES


    For the six months ended September 30, 1996 and for each of the three years ended March 31, 1996, the Company experienced positive cash flows of $62,731, $2,037,507, $3,844,982 and $4,464,088, respectively, from operating activities. In each of fiscal 1994, 1995 and 1996, cash flows were distributed to Rich City's holding company. Beginning with the six months ended September 30, 1996 and going forward, cash flows will be retained and used to purchase inventory and fund the Company's operations.



    The Company has funded its operations through cash advances and shipment of goods on open account from Rich City. Rich City's total capital contribution to the Company is $500,000. Subsequent to the offering the Company does not anticipate receiving any additional cash or other advances from Rich City nor will Rich City continue to ship goods on open account.



    The six month period ended September 30, 1996 reflects cash flows from operating activities of $62,731 as compared with $2,070,902 for the six month period ended September 30, 1995. This is primarily due to U.S. taxation, salaries and the 6-8% mark-up which are included in the net income data for the six month period ended September 30, 1996 but are not reflected in the data for the six month period ended September 30, 1995 (although they have been included in the pro forma data for the six month period ended September 30, 1995). For the six month period ended September 30, 1995, no inventory was maintained in the U.S. The six month period ended September 30, 1996 reflects $585,668 for inventory. Also, historically, customers have paid for Packaging Products with bills receivable, which are essentially accounts receivable in the form of bills of exchange, which are discountable within seven days by banks providing such facilities. During the fourth quarter of fiscal 1997, the Company expects to make sales on terms ranging from cash on delivery, deposit on order, payment on receipt of a bill of lading and payment on shipment from Hong Kong or on credit terms ranging from 30-90 days.


    Net cash used in investing activities for the six month period ended September 30, 1996 was $(29,576) and for the six month period ended September 30, 1995 was $(1,772).



    Net cash used in investing activities for fiscal 1994, 1995 and 1996 was $(104,691), $(137,409) and $(4,401), respectively. These amounts primarily reflect the purchase of property, plant and equipment. For the six month period ended September 30, 1996, this consisted primarily of furniture, fixtures and equipment for establishing the Company's North American operations.



    Net cash used in financing activities for the six month period ended September 30, 1995 was $(2,300,248), representing an increase in advances to the head office of Rich City during that period. The Company used no cash in financing activities in the six month period ended September 30, 1996.



    Net cash used in financing activities for fiscal 1994, 1995 and 1996 were $(1,164,537), $(4,190,531) and $(4,714,815), respectively. These amounts primarily reflect distributions, advances and repayments to and from Rich City's head office.



    Accounts receivable and bills receivable aggregated $361,715 for the year ended March 31, 1996 and aggregated $1,779,133 for the six months ended September 30, 1996, an increase of $1,417,418. Because the Company commenced its independent operations, separately from the N.A. Distribution Business, on April 1, 1996, its accounts/bills receivable were presumed to be zero at that date. The increase, however, was primarily because of the inability of the Company to discount its accounts/bills receivable as it has not yet established its own credit facilities. Rich City had typically discounted these receivables in the past in Hong Kong. Bills receivable in the total amount of $1,255,453 were discounted by Rich City through trade loans from its own banks and carried on the Company's balance sheet as bills receivable (rather than discounted as cash) for the six month period ended September 30, 1996.



    The Company expects to receive estimated net proceeds of $5,845,000 from this offering. The major portion of the proceeds will be used for purchase of inventory and for general corporate purposes, including consolidation and expansion of sales operations. The Company anticipates that net proceeds will satisfy the Company's cash requirements for at least 12 months from the date of this Prospectus. See "Use of Proceeds."


    The Company's operations may require funds in addition to those raised in this offering and cash from operations. The Company believes that after completion of this offering it will be able to raise such funds through bank lines of credit. There can be no assurance, however, that any such financing will be available if and when the Company requires additional capital. Prior to this offering, the Company relied heavily upon funding and other advances from Rich City. There can be no assurance that any such funding or advances will be available in the future.

                                    BUSINESS

GENERAL


    The Company sells and distributes, in North America, packaging products used primarily in the sale of luxury consumer goods. Its packaging products include metal and plastic cases, optical cases, pouches and bags, and paper gift boxes. The Company also sells display units for retail merchandising of jewelry, watches, eyeglasses, pens, cosmetics and gold coins (the packaging products and display units are collectively referred to herein as "Packaging Products"). The Company's customers are mainly wholesalers and distributors of Packaging Products and consumer product manufacturers. The Company anticipates that it will purchase all of its inventory from Rich City. The Company has entered into the Distribution Agreement with Rich City which, effective as of April 1, 1996, appoints the Company as the exclusive distributor in North America of Packaging Products supplied by Rich City. Prior to that time, Rich City had supplied its own products to North America.


    Although no market data exists for the packaging products industry, based on the number of units of luxury consumer goods sold in each category as extracted from estimates published by the American Watch Association, MJ JEWELRY SALES and U.S. OPTICAL INDUSTRY HANDBOOK '96 and on Rich City's average pricing data, the Company estimates that the U.S. wholesale market in 1994 was approximately $130,000,000 for jewelry packages of all types and approximately $140,000,000 for watch boxes, and in 1995 was approximately $54,000,000 for prescription optical cases.

    As successor to Rich City's North American business operations, the Company plans to implement a market consolidation strategy. The Company believes that the market for Packaging Products in North America is fragmented and lacks a centralized, efficient mechanism for bringing such products from areas of low-cost production to wholesalers, distributors and consumer product manufacturers. The Company plans to consolidate this process through its own system of purchasing and customizing high quality Packaging Products from the Company's low-cost Asian producer and distributing the products in North America.


    To effect this strategy, the Company has leased a 2,000 square-foot office and showroom in the Empire State Building in New York City, and a 33,000 square-foot facility in Raritan Center, Edison, New Jersey, for the Company's warehousing, customization and distribution operations. The Company believes that its warehousing and customizing capabilities located in the United States, coupled with its Asian low-cost source of supply, give it an advantage over its competitors in the North American market by enabling the Company to fill orders and customize products on a "just-in-time" basis. The Company believes that its source of supply will allow it to capitalize on lower production costs obtainable overseas, while maintaining the high quality of its products.


INDUSTRY

    Based on data published by the American Watch Association, the Company believes that approximately 128,000,000 quartz analog watches were imported into the U.S. in 1994. Based on the Company's experience and Rich City's average price per box, the Company believes that the U.S. wholesale market for watch boxes was approximately $140,000,000 in 1994. Based on data published in MJ JEWELRY SALES, the Company believes that the number of units of all types of jewelry sold in the U.S. in 1994 was approximately 118,000,000. Based on the Company's experience and Rich City's average pricing, the Company believes that the U.S. wholesale market for jewelry packaging in 1994 was approximately $130,000,000. Based on data published by U.S. OPTICAL INDUSTRY HANDBOOK '96, the Company believes that approximately 77,000,000 prescription optical frames were sold in the U.S. in 1995. Based on the Company's experience and Rich City's average pricing, the Company believes that the U.S. wholesale market for prescription optical cases in 1995 was approximately $54,000,000.

    A substantial part of North America's demand for jewelry packaging is now supplied by Asian manufacturers. The Company believes that the two leading exporting countries of such products to North America are Hong Kong and Thailand, with Hong Kong's products being manufactured principally in the PRC.

COMPETITION

    The Company is aware of eight substantial foreign-based manufacturers and of six North American distributors whose products are in direct competition with various of its Packaging Products. The cost of manufacturing Packaging Products in North America is relatively high, causing manufacturers to seek out overseas suppliers to fill their orders.

    The Company believes that it will be able to compete by having the flexibility to respond quickly to orders and catering to changes in customers' design specifications; by endeavoring to offer a wider range of products than its competitors; and by capitalizing on lower production costs obtainable through its Distribution Agreement with Rich City, while maintaining the high quality of its products. The Company believes it can offer its North American customers a quick response time on short orders because of its customization facilities in the United States.

    There is substantial competition in the Packaging Products industry. The Company competes with distributors and manufacturers of Packaging Products based in the U.S. and overseas. Many of the Company's competitors have name recognition in the market and longer operating histories and in many cases are substantially larger and better financed than the Company. Such competitors may use their economic strength to influence the market to continue to buy their existing or newly developed products. New competitors may arise and may market products which compete with the Company's products. The Company believes that several companies currently distribute products in North America in direct competition with the Company's Packaging Products, including International Packaging Inc., Gem Case Inc., Fuller Corporation, Rocket Jewelry Box Inc., Boxco Inc. and Gunther Mele Inc. Some of the Company's current customers presently, or at some future point may, compete with the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

PRODUCTS

    Sales for the Company and, historically, for Rich City's North American operations, are illustrated below by product category. See "Management's Discussion and Analysis of Financial Condition and Results of Operation" and the "Audited Financial Statements for Rich City's N.A. Distribution Business."


                  SALES ANALYSIS OF RICH CITY IN NORTH AMERICA
            FOR THE FISCAL YEARS ENDED MARCH 31, 1994, 1995 AND 1996
         AND OF THE COMPANY FOR THE SIX MONTHS ENDED SEPTEMBER 30, 1996



                                                                                                                SIX MONTHS
                                                             FISCAL YEAR MARCH 31,                                ENDED
                                       ------------------------------------------------------------------   SEPTEMBER 30, 1996
PRODUCT CATEGORY                               1994                   1995                  1996
-------------------------------------  ---------------------  --------------------  ---------------------  --------------------
Plastic cases........................  $5,778,769      (42.1%) $3,085,668     (49.0%) $4,192,548     (38.2%) $1,884,965     (34.0%)
Metal cases..........................   4,733,484      (34.5) 1,295,868      (20.5)  3,203,000      (29.2) 1,754,321      (31.6)
Optical cases........................   1,315,253       (9.6)   948,986      (15.0)  2,739,584      (24.9) 1,170,340      (21.1)
Pouches and bags.....................   1,184,797       (8.6)   536,767       (8.5)    437,623       (3.9)   438,380       (7.9)
Paper gift boxes, display items and
  other products.....................     712,776       (5.2)   443,590       (7.0)    414,715       (3.8)   303,575       (5.4)
                                       ----------             ---------             ----------             ---------
    Total............................  $13,725,079      (100%) $6,310,879      (100%) $10,987,470      (100%) $5,551,581      (100%)
                                       ----------             ---------             ----------             ---------
                                       ----------             ---------             ----------             ---------


    The Company's Packaging Products can be broadly categorized into plastic and metal cases, optical cases, pouches and bags, paper gift boxes and display items. The designs and specifications for each of these products vary according to the needs of different customers and the type of product for which they are required. Nearly all items of jewelry, watches, eyeglasses and other luxury products sold in the North

American market require customized casing for their sale. Jewelry cases include customized packaging and inserts for such diverse items as rings, earrings and necklaces. Watches require their own special type of packaging (often different from that of bracelets), and eyeglasses require yet a different type of case. In addition, many of these items are merchandised on special display units for installation in store windows and merchandise display cases.

    PLASTIC AND METAL CASES


    The Company sells plastic and metal cases for men's and women's accessories, such as watches, jewelry, pens and cosmetics. Certain of the cases are designed as boxes with separate top and bottom components. Others have their top and bottom parts attached by a plastic or metal hinge. These boxes are usually inserted into a paper or cardboard "sleeve", and the sleeve, containing the box, is then inserted into an outer cardboard carton. Most of these cases contain inside padding and inserts which are specially tailored to the items which they will ultimately contain. Some of the cases are wrapped in a fabric exterior. Most of them are stamped or printed with the customized logo of the manufacturer of the item to be contained inside. Sales of plastic cases accounted for approximately 34% of the Company's total sales for the six months ended September 30, 1996. Metal cases accounted for approximately 32% of total North American sales for the same period.


    OPTICAL CASES


    The Company also sells optical cases in a variety of styles made of metal, plastic and fabric. The Company sells soft "slip-in" cases, soft folding cases that snap shut, as well as hard, hinged cases. Designs of the Company's optical cases vary from brightly colored to softer subtler prints, to metal and shiny metallic finishes in various colors. Some cases are covered with textures such as simulated alligator or lizard. Most metal optical cases are covered in material (mainly leatherette) with the customer's name embossed onto the material. The Company also sells generic optical cases without any logo for mass-merchandising. Sales of optical cases accounted for approximately 21% of the Company's total sales for the six months ended September 30, 1996.


    POUCHES AND BAGS


    Pouches and bags are used for such items as jewelry and cosmetics. They are made mainly using artificial suede, leather or flock velvet, and are cut in various sizes and shapes. As with the plastic and metal cases, some of the pouches and bags contain customized logos. Most fasten by silk drawstrings. Sales in North America of pouches and bags accounted for approximately 8% of the Company's total sales for the six months ended September 30, 1996.


    PAPER GIFT BOXES, DISPLAY ITEMS AND OTHER PRODUCTS


    Paper gift boxes are used for packaging items such as jewelry, cosmetics, pens, chocolates and cutlery. Display items used for retail merchandising include bracelet platforms, jewelry pillows, necklace stands, ring holders and trays. Sales of paper gift boxes, display items and other products accounted for approximately 5% of the Company's total sales for the six months ended September 30, 1996.


    FUTURE PRODUCTS

    Premium and novelty items are a potential new market for the Company. This market includes promotional and gift products such as "gifts-with-purchase" used to promote cosmetics or gifts given by corporations to their employees or clients with their corporate logo affixed. For example, if a company wishes to present its employees with a commemorative item, such as a pen, the item may be packaged in a case or box which itself has commemorative value or is reusable. Similarly, a "gift-with-purchase" could take the form of a reusable cosmetic pouch which contains a promotional item.

ASSIGNMENT AND DISTRIBUTION AGREEMENT

    Pursuant to the Distribution Agreement between Rich City and the Company, Rich City has assigned to the Company all of the rights to distribute Rich City's Packaging Products in North America, including the right to market, warehouse and, as necessary, customize the Packaging Products. Upon payment by the Company to Rich City of a royalty on terms at least as favorable to the Company as those contained in the Distribution Agreement, the territorial exclusivity which is limited to North America may be expanded to include South America. Under the Distribution Agreement, Rich City has also granted to the Company exclusive use of its North American customer list, as well as priority in utilization of the manufacturing facilities, assembly line, labor force and other applicable resources in the acceptance and fulfillment of purchase orders issued by the Company. The Distribution Agreement has an initial term of 10 years and thereafter is automatically renewable annually. Either party can terminate the Distribution Agreement in the event of bankruptcy, insolvency, dissolution or liquidation of a party, or certain governmental expropriations or condemnations of all of the assets or stock of a party, or the failure of a party to cure its material breach under the agreement. Subject to a right of first refusal which the Company has granted to Rich City under the Distribution Agreement, the Company may purchase Packaging Products from any source of supply. Under the Distribution Agreement, the Company pays to Rich City for its supply of Packaging Products a purchase price equal to Rich City's manufacturing cost (including direct material cost, direct labor cost and proportionate indirect factory and office overhead) plus a mark-up of 6-8% depending on the particular product being manufactured and Rich City's production schedule. See "Certain Transactions."

    Rich City has its own marketing and sales team based in Hong Kong. The Distribution Agreement requires Rich City to refer to the Company all inquiries which Rich City receives pertaining to potential sales of Packaging Products for delivery to North America. To accommodate customers who prefer to place orders with Rich City in Hong Kong for Packaging Products destined for North America, Rich City will, at no charge to the Company, accept those orders for the account of the Company and fill the order on the same terms as if the Company had placed the order directly with Rich City. See "Certain Transactions."

STRATEGY

    As successor to Rich City's North American business operations, the Company plans to implement a market consolidation strategy. The Company believes that the market for Packaging Products in North America is fragmented and lacks a centralized, efficient mechanism for bringing such products from areas of low-cost production to wholesalers, distributors and consumer product manufacturers. The Company plans to consolidate this process through its own system of purchasing and customizing high quality Packaging Products from the Company's low-cost Asian producer and distributing the products in North America.

    To effect this strategy, the Company has leased a 2,000 square-foot office and showroom in the Empire State Building, in New York City, and a 33,000 square-foot facility in Raritan Center, Edison, New Jersey, for the Company's warehousing, customization and distribution operations. The Company believes that its warehousing and customizing capabilities located in the United States, coupled with its Asian low-cost source of supply, give it an advantage over its competitors in the North American market by enabling the Company to fill orders and customize products on a "just-in-time" basis. The Company's source of supply allows it to capitalize on lower production costs obtainable overseas, while maintaining the high quality of its products.

    The Company plans to expand its base of customers in the North American market through its ability to offer Packaging Products at a relatively low price compared with those of its competitors. Because of its arrangement with Rich City and its U.S. warehousing and customization facilities, the Company believes it can supply large and small orders and at a lower cost. In addition, the Company believes that many end-users in the industry prefer to deal with North American distributors of Asian products, rather than deal directly with Asian manufacturers because of the need for a letter of credit, product quality and the availability of inventory.

    The Company anticipates that its presence in North America and its strategy to consolidate the market for Packaging Products has the potential to facilitate the expansion of sales in the region.

PACKAGING PRODUCT CUSTOMIZATION

    The Company customizes its Packaging Products both as to use (e.g., for jewelry, eyeglasses, etc.) by adding the appropriate lining and inserts and as to user by stamping the products with customer logos. This process will be conducted in the Company's New Jersey facility just prior to shipment of orders. The Company intends to manage the process with a Production Line Supervisor and a Line Manager. The Company will use part-time assembly line workers on an as-needed basis to conduct the customization operations. The brand name customization process will include various techniques such as hot-stamping, pad printing, high frequency embossing, photo imaging and metal plaque attachments. The Company plans to consult with Rich City in the design, production and quality control of Packaging Products.

MARKETING AND SALES

    The Company's North American customers mainly consist of wholesalers and distributors of Packaging Products and consumer product manufacturers. Consumer product manufacturers are end-users of the Company's products, which they purchase directly from the Company and use to package their own products. Wholesalers and distributors of Packaging Products are companies which supply packaging to consumer product manufacturers and retailers. As successor to Rich City's North American customer base, which primarily consists of distributors, the Company expects to continue sales to approximately ten principal customers, each of whom has a relationship with Rich City. There can be no assurance, however, that these companies will remain customers of the Company. See "Risk Factors."


    For the year ended March 31, 1996, no single customer accounted for more than 30% of Rich City's net sales. Sales to Rocket Jewelry Box Inc., Rich City's largest North American customer during the period, accounted for approximately 26.6% of net sales. During the six months ended September 30, 1996, sales to Rocket Jewelry Box Inc. accounted for approximately 31.8% of net sales. Sales to Astucci US Inc. and Viva Optique, Inc., Rich City's next largest North American customers during the period, accounted for approximately 13.9% and 12.1% of net sales, respectively. Sales to the ten largest customers represented approximately 83.1% of Rich City's net sales for the same period.


    The Company's Vice President of Marketing and Sales oversees the Company's distribution process. The Company plans to organize marketing and sales into three divisions: telemarketing, regional sales and customer service. The Company plans to have each division headed by a salaried manager who will report directly to the Vice President. It is anticipated that the telemarketing manager will operate out of the Company's office in New York, with a staff of three salaried employees, and that the regional sales manager will manage a staff of three regional sales representatives: one for each of the Northeast, Midwest and West coast. Sales representatives will operate on a commission basis. In addition to its sales force, the Company plans to have a customer service manager to address customer inquiries.

GOVERNMENT REGULATION: IMPORT/EXPORT

    The PRC currently enjoys Most-Favored Nation ("MFN") status granted by the United States, which results in imports into the United States from the PRC being subject to the lowest applicable tariffs. The United States annually reconsiders the renewal of MFN trading status for the PRC. There can be no assurance, however, that the PRC's MFN status will be renewed in future years. The Company believes that the non-renewal of MFN trading status would adversely affect the pricing of any inventory of the Company consisting of products manufactured within the PRC. Failure by the United States to renew the PRC's MFN status, could cause an increase in the cost to import Packaging Products to Hong Kong from the PRC, and, after transfer of sovereignty over Hong Kong, from Hong Kong to the United States. Under the terms of the Distribution Agreement, this would increase prices paid by the Company to Rich City for Packaging Products. If such prices became prohibitively high, there can be no assurance that the Company could locate substitute suppliers of Packaging Products outside of the PRC. Failure by the Company to locate such suppliers would result in a loss of revenues, a loss of customers due to failure to timely meet orders and/or a total loss of the Company's inventory.

    At current rates an import duty of between 5% and 20% will be payable by the Company on the import price of metal and plastic cases imported into the U.S. and Canada. For the year ended March 31, 1996, metal cases accounted for approximately 29.2% of total exports of Rich City to North America; plastic cases accounted for approximately 38.2%. If the PRC were to lose MFN status, then the Company's products may be subject to higher tariffs and import duties in the U.S. Although it is not possible to quantify the potential impact of higher tariffs and duties, the Company believes that, due to the comparatively low cost of production in the PRC, it would be able to withstand an increase in tariffs while still being able to compete profitably in the U.S. market.

EMPLOYEES


    As of October 31, 1996, the Company employs a total of six full-time employees, including executive, sales, accounting and clerical personnel. The Company intends eventually to hire up to 20 full-time employees, including eight executives, six sales and telemarketing representatives, two accounting professionals and four clerical workers. In addition, the Company plans to hire 10-25 part-time factory/assembly line workers on an as-needed basis.


FACILITIES


    The Company has leased a 2,000 square-foot space for its offices and showroom in the Empire State Building, 350 Fifth Avenue, Suite 3922, New York, New York for a five-year period commencing July 1, 1996 at an annual rent of $42,096. The Company also has leased for the warehousing and customization of its products a 33,000 square-foot facility in Raritan Center in Edison, New Jersey, for a period of five years commencing November 1, 1996, at an annual rent of $150,336 plus 30% of certain common charges for the building in which the facility is located. The Company has leased an apartment in Highland Park, New Jersey, commencing September 1, 1996, for one year at an annual rent of $15,600. The Company will use this apartment for the convenience of its sales representatives, its officers and officers of Rich City as well as for representatives of the Company's customers travelling to examine or purchase the Company's products.



LITIGATION



    The Company is aware of no litigation currently pending either against the Company or against Rich City with respect to its North American operations.

                                   MANAGEMENT

    Set forth below is certain information concerning the executive officers and directors of the Company. Each director is elected for a term of one year at the Company's annual meeting of stockholders and serves until the next meeting and until his successor is duly elected and qualified. Officers are elected by, and serve at the discretion of, the Board of Directors.

NAME                                        AGE                    POSITION(S) WITH THE COMPANY
--------------------------------------      ---      ---------------------------------------------------------
Lip-Boon Saw..........................          39   Chairman of the Board and Chief Executive Officer
Peter Yu-Siu Chu......................          44   President and Chief Operating Officer
Casey K. Tjang........................          57   Director, Chief Financial Officer and Secretary
Dan Ben-Moshe.........................          39   Vice President/Marketing and Sales
Peter L. Coker........................          54   Director
Robert B. Goergen.....................          58   Director
Richard Fung-Gea Wong.................          39   Director


    LIP-BOON SAW served as the Company's President from its inception through April 1996 and has served as Chairman of the Board and Chief Executive Officer of the Company since April 1996. From April 1994 until the time of this offering he was also the Managing Director of Rich City, the Company's parent. Subsequent to the offering, he will continue to serve as a director of Rich City but will no longer serve as Managing Director. Mr. Saw is the founder and sole stockholder of L.B. Saw & Associates, Ltd., an investment firm in Hong Kong, and has served as its Chairman since October 1992. Mr. Saw served as the Managing Director of Ullmann Saw Associates, an investment advisory firm, from January 1990 until October 1992. He currently serves on the boards of directors of various privately-held manufacturing and investment advisory companies. Mr. Saw will continue to spend a significant portion of his time in Hong Kong.



    PETER YU-SIU CHU has served as President and Chief Operating Officer of the Company since September 1996. From April 1994 until the time of this offering, he was the General Manager of Production and Operations of Rich City, the Company's parent. As such, he was responsible for coordinating the production of Packaging Products by Rich City's affiliates in the PRC and the distribution operations of Rich City, including supervision of staff dedicated to these operations. From 1987 through March 1994, he served as General Manager of Production of Contimach Ltd., a PRC-based manufacturer of power transmission products, where he supervised the company's production process.


    CASEY K. TJANG has served as a director and Secretary of the Company since its inception and as Chief Financial Officer since September 1996. Mr. Tjang served as Executive Director and President of Starlite Holdings Limited (a public company listed on The Stock Exchange of Hong Kong, Limited), from 1993 to 1995, and was responsible for facilitating the acquisition of exclusive rights to distribute Hallmark greeting cards in the PRC and of paper consumer products of Warner Bros. characters in the PRC and Southeast Asia. From 1991 to 1993, Mr. Tjang served as President and Chief Executive Officer of First Merchant Bankers, Inc., a company specializing in corporate finance and international trading. From 1979 to 1991, Mr. Tjang was the Managing Director and Vice President of the International Department of Midlantic National Bank, managing corporate finance, import-export and project financing transactions. Presently, he serves on the board of directors of Kent Financial Services, Inc., a public company, and is the executive director of Andrew-Case International Limited, a corporate finance firm.


    DAN BEN-MOSHE has served as Vice President/Marketing and Sales of the Company since September 1996. From 1994 to the present, Mr. Ben-Moshe was the President of Astucci U.S., Ltd, a wholesale distributor of packaging products, where he was responsible for obtaining brand name optical manufacturing accounts for the company. From 1991 to 1994, he served as a marketing agent for Jewelpak Corp., a wholesale distributor of packaging products, where he sold packaging products to manufacturers and retailers of jewelry, watches and eyewear.

    PETER L. COKER has served as a director of the Company since September 1996. Mr. Coker has been a director, Executive Vice President and a member of the Investment Policy Committee of American Asset Management Company, New York since 1978. From 1968 to 1977 he was Assistant Vice President/ Investment Officer of Bethlehem Steel Corporation with investment responsibilities for their self-managed pension fund. From 1977 to 1978, Mr. Coker was a senior officer at McGlinn Investment Service, Reading, Pennsylvania. He currently sits on the boards of directors of Remote Source Lighting International, Inc., Sweetbrier Foods, Inc. and North Carolina State University Endowment Fund. He is also a member of the New York Society of Security Analysts.


    ROBERT B. GOERGEN has served as a director of the Company since October 1996. Since 1977, he has been the Chairman, and since 1978, the Chief Executive Officer, of Blyth Industries, Inc., a public company and manufacturer and importer of candles and home decorating accessories. Mr. Goergen has served as President of Blyth Industries, Inc. since 1994. From 1990 to the present, Mr. Goergen has served as Chairman of XTRA Corporation, a public company engaged in the trailer leasing industry. From 1979 to the present, he has been Chairman of The Ropart Group, a private company, whose business is investing in securities for its own account. Mr. Goergen currently serves as a director of Blyth Industries, Inc. and XTRA Corporation and serves on the Compensation Committee of XTRA Corporation.


    RICHARD FUNG-GEA WONG has served as a director of the Company since its inception. From July 1994 to September 1996, Mr. Wong has served as the Executive Director of Rich City responsible for the supervision of the administration, logistics and finance related matters. From October 1992 through June 1994, Mr. Wong served as Manager of L.B. Saw & Associates, Ltd. From October 1990 until October 1992, Mr. Wong served as General Manager of Lolliman Holdings Ltd., an investment and property holding company. Mr. Wong will continue to spend a significant portion of his time in Hong Kong.

    Lip-Boon Saw and Richard Fung-Gea Wong also serve on the board of directors of Rich City, the Company's parent. As a result of their respective obligations to both companies, their dual roles could lead to a potential conflict of interest. See "Risk Factors--Management's Potential Conflict of Interest."


    Under the terms of the Underwriting Agreement, the Representative has the right to designate one member of the Company's Board of Directors. The Representative has not exercised this right as of the date of this Prospectus.


BOARD COMMITTEES

    EXECUTIVE COMMITTEE

    The Board of Directors has appointed an Executive Committee consisting of Lip-Boon Saw, as Chairman of the committee, and Peter Yu-Siu Chu and Dan Ben-Moshe, as members. The Executive Committee is responsible for recommending to the Board of Directors business policies and strategies for the Company.

    AUDIT COMMITTEE


    The Board of Directors has appointed an Audit Committee consisting of Peter
L. Coker, Robert B. Goergen and Casey K. Tjang. The Audit Committee is responsible for recommending to the Board of Directors the engagement of independent auditors of the Company and reviewing with the independent auditors the scope and results of the audits, the internal accounting controls of the Company, audit practices and the professional services furnished by the independent auditors.

    COMPENSATION COMMITTEE


    The Board of Directors has appointed an Compensation Committee consisting of Lip-Boon Saw, as Chairman of the committee, and Peter L. Coker and Robert B. Goergen, as members. The Compensation Committee is responsible for reviewing and approving all compensation arrangements for officers of the Company.


    EMPLOYMENT AGREEMENTS

    Effective April 1, 1996, the Company entered into an employment agreement with Lip-Boon Saw as Chairman and Chief Executive Officer for an initial term of three years. The agreement provides for a salary of $120,000 for the first year.

    The Company entered into employment agreements on September 23, 1996, with Peter Yu-Siu Chu as President and Chief Operating Officer, and Casey K. Tjang as Chief Financial Officer and Secretary, and, on September 24, 1996, with Dan Ben-Moshe as Vice President/Marketing and Sales. Each of these agreements is for an initial term of three years commencing upon the consummation of this offering. The agreements provide for salaries for Messrs. Chu, Tjang and Ben-Moshe of $96,000, $60,000 and $96,000, respectively, during their first year of employment.


    The employment agreements with Messrs. Saw, Chu, Tjang and Ben-Moshe each provide that salaries for the second and third years may be determined by the Board of Directors in its sole discretion, provided that the Board of Directors may not fix salaries in an amount less than the employee's salary for the preceding year and further provided that the Board may not increase the employee's salary for any year in an amount more than the greater of 10% of the previous year's salary or any cost of living increase. Each agreement also provides for bonuses as may be determined by the Board of Directors in its sole discretion. Each agreement may be terminated by either the Company or the employee on six months' prior notice, and prohibits the employee from soliciting other Company employees during the two-year period following his termination of employment. Mr. Saw's employment agreement also provides that for two years after the termination of his employment, he will not have an ownership interest in, nor be employed by, any business which directly competes with the business of the Company. With the exception of Mr. Saw, who is required to devote a majority of his time and efforts to the Company's business, Messrs. Chu, Tjang and Ben-Moshe are required to devote their full time and efforts to the business of the Company.


COMPENSATION OF THE COMPANY'S EXECUTIVE OFFICERS AND DIRECTORS


    Following the consummation of this offering, non-employee directors of the Company will be paid a fee of $1,000 per year (payable at the end of the year) as well as $500 per meeting attended plus costs of attending the meeting (payable after the meeting's adjournment). In addition, certain directors are compensated as executive officers of the Company. Directors and officers are also entitled to participate in the Company's 1996 Incentive Stock Option Plan.

    The following table sets forth cash compensation expected to be paid to the Executive Officers during fiscal 1997, annualized:

                           SUMMARY COMPENSATION TABLE

                                                                                     ANNUAL COMPENSATION(1)
                                                                          --------------------------------------------
NAME AND                                                       FISCAL                                 OTHER ANNUAL
PRINCIPAL POSITION                                              YEAR      SALARY(2)      BONUS       COMPENSATION(3)
-----------------------------------------------------------  -----------  ----------  -----------  -------------------
Lip-Boon Saw...............................................        1997   $  120,000      --               --
  Chairman and Chief Executive Officer
Peter Yu-Siu Chu...........................................        1997   $   96,000      --               --
  President and Chief Operating Officer
Casey K. Tjang.............................................        1997   $   60,000      --               --
  Chief Financial Officer and Secretary
Dan Ben-Moshe..............................................        1997   $   96,000      --               --
  Vice President/Marketing and Sales

------------------------

(1) The employment agreements with Messrs. Saw, Chu, Tjang and Ben-Moshe each provide that the base compensation for the second and third years may be determined by the Board of Directors in its sole discretion, provided that the Board of Directors may not fix base compensation in an amount less than the employee's base compensation for the preceding year and further provided that the Board may not increase the employee's salary for any year in an amount more than the greater of 10% of the previous year's salary or any cost of living increase. The agreements also provide for bonuses as may be determined by the Board of Directors in its sole discretion.

(2) This table reflects an annual salary for Lip-Boon Saw commencing on April 1, 1996. The employment agreements for Messrs. Chu, Tjang and Ben-Moshe will become effective upon the consummation of this offering.

(3) Although the Company has adopted an Incentive Stock Option Plan for its executive officers, no determination has yet been made regarding the award, if any, of Common Stock under the Plan.

INCENTIVE STOCK OPTION PLAN

    The named executive officers may receive, in addition to their salaries and other compensation, options for the Company's Common Stock.


    The Company has adopted the 1996 Incentive Stock Option Plan (the "Plan") under which stock options may be granted to such officers, directors and/or, employees of the Company as the Plan's administration committee selects. 312,500 shares of Common Stock are reserved for that purpose. Stock options entitle the holder to acquire shares of Common Stock during a fixed period at an exercise price equal to the greater of (i) 110% of the fair market value of the Common Stock at the time of grant and (ii) the initial public offering price per share in this offering. Payment by option holders upon exercise of an option may be made only in cash. As of the date of this Prospectus, no shares of Common Stock have been issued pursuant to the Plan.


INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company's Certificate of Incorporation includes certain provisions permitted pursuant to the General Corporation Law of the State of Delaware (the "DGCL") whereby officers and directors of the Company are to be indemnified against certain liabilities. The Certificate of Incorporation also limits to the fullest extent permitted by the DGCL a director's liability to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, including gross negligence, except liability for (i) breach of the director's duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the laws, (iii) the unlawful payment of a dividend or unlawful stock purchase or redemption and (iv) any transaction from which the director derives an improper personal benefit. This provision of the Company's Certificate of Incorporation has no effect on the availability of equitable remedies, such as injunction or rescission. The Company believes that these provisions will facilitate the Company's ability to continue to attract and retain qualified individuals to serve as directors and officers of the Company.

                              CERTAIN TRANSACTIONS

    The Company has entered into an Assignment and Distribution Agreement, effective April 1, 1996, with Rich City, the Company's sole stockholder prior to this offering. Under the Distribution Agreement, Rich City assigned to the Company the exclusive rights for North America to market, distribute, sell and warehouse the Packaging Products which Rich City had supplied in the United States and Canada. In addition, all sales of Packaging Products in North America, as well as all sales of such products in Hong Kong or elsewhere for delivery into North America, for which sales Rich City rendered invoices after March 31, 1996, are for the account of the Company. The Distribution Agreement also grants to the Company the exclusive ancillary right to customize those products. To facilitate the assignment to the Company of these exclusive rights under the Distribution Agreement, Rich City has also assigned to the Company its lists of actual and potential North American customers for the Packaging Products. Furthermore, Rich City has agreed to refer to the Company all inquires it receives in Hong Kong with respect to sales of Packaging Products for delivery into North America. Under the Distribution Agreement the Company can expand those exclusive rights to South America upon payment of a one or more annual royalty on terms at least as favorable to the Company as those contained in the Distribution Agreement.

    The Company has agreed to pay Rich City as a royalty $2,000,000, in installments to commence with the Company's fiscal year ending March 31, 1999. The amount of any installment should be the arithmetic average of two percent of net sales of the Company and 10% of the Company's earnings before taxes in the prior fiscal year. No installment is payable with respect to any fiscal year unless the Company in the prior year has both net sales of at least $25,000,000 and earnings before taxes of at least $3,000,000. The Distribution Agreement requires that the Company give to Rich City the right of first refusal to supply Packaging Products on no less favorable terms and conditions than those offered by a third party. As to any product which Rich City fails to exercise such right of first refusal, the Company may purchase that product from any other source. To maintain the exclusive rights, the Company must meet certain minimum sales increases per annum specified below.

    The term of the Distribution Agreement is for a period of ten years and, thereafter, is automatically renewed for successive additional one year periods. Either party may terminate the Distribution Agreement on notice to the other in the event that the other party suffers a severe financial reversal, such as the filing of a petition in bankruptcy, or a governmental expropriation or condemnation of material assets or capital stock, or a dissolution or liquidation. Furthermore, the Distribution Agreement can be terminated in the event that a defaulting party breaches a material term of the Distribution Agreement and fails to remedy such breach within a 90 day cure period. The obligations of the Company under the Distribution Agreement include establishing a showroom; establishing a trained sales force to promote the sales of the Packaging Products; conducting promotional campaigns and marketing strategies to stimulate sales of products; attending trade fairs and expositions to market the Packaging Products; and establishing a customization capability. In turn, Rich City is required to allocate the manufacturing facilities it uses so as to give first priority to the acceptance and fulfillment of the Company's purchase orders.

    The Company's exclusive rights under the Distribution Agreement are converted to non-exclusive rights in the event that (i) the Company fails to pay timely (including a sixty day grace period running from the notice of such non-payment) an installment of the $2,000,000 royalty described above; or (ii) if in any given fiscal year the Company fails to increase its sales of the Packaging Products in North America in accordance with the cost of living formula contained in the Distribution Agreement and the parties fail to negotiate the minimum sales requirement to a level which the Company can satisfy. This minimum sales increase requirement is not effective if general economic conditions in North America mitigate against such growth, or if the Company can demonstrate good cause for the failure to meet the minimum sales for the year in which such failure occurred.


    When the Company places an order with Rich City, the Distribution Agreement requires the Company to advance to Rich City that estimated portion of the purchase price (between 6-8%) representing the costs of materials for the products under that order. Rich City's invoices to the Company are to contain appropriate credits to reflect payments made for these advances.

    The Company has funded its operations through cash advances and shipment of goods on open account from Rich City. Rich City's total capital contribution to the Company is $500,000. In addition, Rich City has advanced on behalf of the Company approximately $136,000 to cover some of the costs of this offering. For accounting purposes, this amount will be carried on the books and records of the Company as a capitalized pre-offering expense which is to be repaid to Rich City from the gross proceeds of the offering. See "Use of Proceeds."



    During the six months ended September 30, 1996, Rich City advanced to the Company $800,000 against inventory; this advance is to be repaid out of cash flow from operations commencing in the three months ending December 31, 1996.


                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of September 30, 1996 by (i) each director and executive officer, (ii) all stockholders known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock and (iii) all directors and executive officers as a group, and as adjusted to reflect the sale of Common Stock:


                                                                AMOUNT AND NATURE OF          AMOUNT AND NATURE OF
                                                                BENEFICIAL OWNERSHIP          BENEFICIAL OWNERSHIP
                                                               OF COMMON STOCK BEFORE         OF COMMON STOCK AFTER
                                                                    THE OFFERING                  THE OFFERING
                                                             ---------------------------  -----------------------------
                                                                          PERCENTAGE OF                 PERCENTAGE OF
                                                                           OUTSTANDING                   OUTSTANDING
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                        NUMBER        SHARES         NUMBER         SHARES
-----------------------------------------------------------  ----------  ---------------  ----------  -----------------
Rich City International Packaging Limited(2)...............   1,875,000           100%     1,875,000             60%
  Rm 402-3, Join-in Hang Sing Centre
  71-75 Container Port Road
  Kwai Chung, New Territories, Hong Kong
Chung Hwa Development Holdings Limited(3)..................   1,875,000           100%     1,875,000             60%
  Rm 402-3, Join-in Hang Sing Centre
  71-75 Container Port Road
  Kwai Chung, New Territories, Hong Kong
Lip-Boon Saw(3)............................................   1,875,000           100%     1,875,000             60%
Peter Yu-Siu Chu...........................................      --            --             --             --
Peter L. Coker.............................................      --            --             --             --
Robert B. Goergen..........................................      --            --             --             --
Dan Ben-Moshe..............................................      --            --             --             --
Casey K. Tjang.............................................      --            --             --             --
Richard Fung-Gea Wong(3)...................................   1,875,000           100%     1,875,000             60%
All officers and directors as a group (3)..................   1,875,000           100%     1,875,000             60%
  (7 persons)


------------------------


(1) Unless otherwise indicated the address of each person listed in the table is deemed to be the principal place of business of the Company.



(2) Rich City is an indirect wholly-owned subsidiary of Chung Hwa Development Holdings Limited, a public company whose securities are listed on The Stock Exchange of Hong Kong Limited.



(3) Messrs. Saw and Wong are directors of Rich City. Both of them disclaim beneficial ownership of the shares of Common Stock held by Rich City.

                           DESCRIPTION OF SECURITIES

    THE FOLLOWING DESCRIPTION OF THE COMMON STOCK OF THE COMPANY AND THE COMPANY'S CERTIFICATE OF INCORPORATION AND BY-LAWS IS A SUMMARY AND IS QUALIFIED IN ITS ENTIRETY BY THE PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BY-LAWS WHICH ARE INCLUDED AS EXHIBITS TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART, AND BY THE PROVISIONS OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE ("DGCL").

COMMON STOCK

    The Company is authorized to issue 5,000,000 shares of Common Stock, par value $0.01 per share, 1,875,000 of which are currently outstanding and held by Rich City. Holders of the Common Stock are entitled to receive such additional dividends, if any, as may be declared by and at the discretion of the Board of Directors from assets legally available for that purpose after payment of participating dividends required to be paid on outstanding shares of Common Stock, and are entitled at all meetings of stockholders and upon consent solicitations to one vote for each share held by them. The shares of Common Stock are not redeemable and do not have any preemptive or conversion rights. All of the Common Stock offered hereby will be, when-issued, fully-paid and non-assessable. In the event of a voluntary or involuntary winding up or dissolution, liquidation or partial liquidation of the Company, holders of the Common Stock shall participate, pro rata, in any distribution of the assets of the Company remaining after payment of liabilities. The Company has not issued any other capital stock or class of securities.

PREFERRED STOCK

    The Company is authorized to issue up to 5,000,000 shares of Preferred Stock, par value $0.01 per share. The Board of Directors of the Company has the authority, without further action by the holders of the outstanding Common Stock, to issue Preferred Stock from time to time in one or more classes or series, to fix the number of shares constituting any class or series and the stated value thereof, if different from the par value, and to fix the terms of any such series or class, including dividend rights, divided rates, conversion or exchange rights, voting rights and terms of redemption (including sinking fund provisions), the redemption price and the liquidation preference of such class or series. The Company presently has no class or series of Preferred Stock outstanding, and has no present plans to issue any series or class of Preferred Stock. The designations, rights and preferences of any Preferred Stock which may be issued would be set forth in a Certificate of Designation which would be filed with the Secretary of the State of the State of Delaware.

LIMITATION ON LIABILITY OF DIRECTORS

    The Company's Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for the breach of his or her fiduciary duty of care as a director. By its terms and in accordance with the DGCL, however, this provision does not eliminate or limit the liability of a director of the Company (i) for breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payments of dividends or unlawful stock repurchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit.

ANTI-TAKEOVER PROVISIONS

    The Company is governed by the provisions of DGCL Section 203, an anti-takeover law enacted in 1988. In general, the law prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. "Business combination" is defined to include mergers, asset sales and certain other transactions resulting in a financial benefit to the stockholders. An "interested stockholder" is defined as a person who, together with affiliates or associates, owns (or, within the prior three years, did own) 15% or more of a corporation's voting stock. As a result of the application of Section 203, potential acquirors of the Company may be discouraged from attempting to effect an acquisition transaction with the Company, thereby possibly depriving holders of the Company's securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock is Continental Stock Transfer & Trust Company, New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to the offering there has not been any public market for the Common Stock of the Company. Future sales of substantial amounts of Common Stock in the public market by the Company or certain of its stockholders could adversely affect the prevailing market prices.


    Upon completion of the offering, the Company will have issued and outstanding 3,125,000 (or 3,312,500 if the Underwriters exercise the over-allotment option in full) shares of Common Stock. Of these shares, the 1,250,000 (or 1,437,500 if the Underwriters exercise the over-allotment option in full) shares to be sold in the offering will be freely tradeable without restrictions or future registration under the Securities Act unless purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act ("Rule 144"). All of the remaining 1,875,000 shares will be eligible under Rule 144 for resale beginning in March 1998.



    The Representative has entered into "lock-up" agreements with all officers, directors and the existing stockholder of the Company that prohibit such holders from selling any shares of the Company's Common Stock (other than securities of the Company registered pursuant to any public offering) until 24 months from the date of this Prospectus, without the prior consent of the Underwriter. See "Underwriting."


    In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least two years (including the holding period of any prior owner except an affiliate of the Company) is entitled to sell in "broker's transactions" or to "market makers," within any three-month period, a number of shares that does not exceed the greater of (i) one percent of the completion of the offering) or
(ii) generally, the average weekly trading volume in the Common Stock during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale. Sales under Rule 144 are subject to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least three years, is entitled to sell such shares without having to comply with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

                                  UNDERWRITING



    The Underwriters named below (the "Underwriters"), for whom Gilford Securities Incorporated is acting as Representative, have severally agreed, subject to the terms and conditions contained in the Underwriting Agreement (the "Underwriting Agreement") to purchase from the Company, and the Company has agreed to sell to the Underwriters on a firm commitment basis, the shares of Common Stock set forth opposite their names:



UNDERWRITERS                                                                 NUMBER OF SHARES
---------------------------------------------------------------------------  -----------------
Gilford Securities Incorporated............................................

                                                                             -----------------
                                                                             -----------------
    Total..................................................................       1,250,000



    The Underwriters are committed to purchase all shares of Common Stock offered hereby if any of such shares are purchased. The Underwriting Agreement provides that the obligation of the several Underwriters are subject to conditions precedent specified therein.



    The Company has been advised by the Representative that it initially proposes to offer the Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and may allow to certain dealers who are members of the National Association of Securities Dealers, Inc. ("NASD")
concessions not in excess of $         per share of Common Stock, of which
amount a sum not in excess of $         per share of Common Stock may in turn be
reallowed by such dealers to other dealers. After the commencement of the offering, the public offering price, concessions and reallowances may be changed. The Representative has informed the Company that it does not expect sales to discretionary accounts by the Underwriters to exceed five percent of the securities offered by the Company hereby.



    The Company has granted to the Underwriters an option, exercisable within 45 days of the date of this Prospectus, to purchase from the Company at the offering price, less underwriting discounts and the non-accountable expense allowance, all or part of an additional 187,500 shares of Common Stock on the same terms and conditions of the offering for the sole purpose of covering over-allotments, if any.



    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act. The Company has agreed to pay to the Representative a non-accountable expense allowance equal to three percent of the gross proceeds derived from the sale of the shares of Common Stock underwritten, $50,000 of which has been paid to date.



    The officers and directors of the Company and the holders of all of the shares of Common Stock have agreed (i) not to, directly or indirectly, issue, offer to sell, sell, grant an option for the sale of, transfer, pledge, assign, hypothecate, or otherwise encumber or dispose of any securities issued by the Company, including shares of Common Stock or securities convertible into or exchangeable or exercisable for or evidencing any right to purchase or subscribe for any shares of Common Stock for a period of twenty-four months from the effective date of the Registration Statement (the "Lock-Up Period"), without the prior written consent of the Representative and (ii) that, for 24 months following the effective date of the

Registration Statement, any sales of the Company's securities shall be made through the Representative in accordance with its customary brokerage practices either on a principal or agency basis. An appropriate legend shall be marked on the face of certificates representing all such securities.



    In connection with this offering, the Company has agreed to issue and sell to the Representative and/ or its designees, at the closing of the proposed underwriting, for nominal consideration, five year Representative's Warrants (the "Representative's Warrants") to purchase 125,000 shares of Common Stock.
The Representative's Warrants are exercisable at a price of $         [140% of
the initial public offering price per share of Common Stock] per share of Common Stock at any time during a period of four years commencing one year from the date of this Prospectus and are restricted from sale, transfer, assignment or hypothecation for a period of twelve months from the date hereof, except to officers of the Representative. The Representative's Warrants contain anti-dilution provisions providing for adjustment of the number of shares of Common Stock and exercise price under certain circumstances. The Representative's Warrants grant to the holders thereof and to the holders of the underlying securities certain rights of registration of the securities underlying the Representative's Warrants.



    The Company has also agreed to retain the Representative as the Company's financial consultant for a period of 24 months from the date of this Prospectus and to pay the Representative $2,000 per month in connection therewith, the total amount of which ($48,000) is due upon consummation of the offering.



    The Company has agreed that for five years from the effective date of the Registration Statement, the Representative may designate one person for election to the Company's Board of Directors (the "Designation Right"). In the event that the Representative elects not to exercise its Designation Right, then it may designate one person to attend all meetings of the Company's Board of Directors for a period of five years. The Company has agreed to reimburse the Representative's designee for all out-of-pocket expenses incurred in connection with the designee's attendance at meetings of the Board of Directors.



    Prior to this offering, there has been no public market for the Common Stock. Accordingly, the initial public offering price of the Common Stock was determined by negotiation between the Company and the Representative. Among the factors considered in determining such prices and terms, in addition to the prevailing market conditions, included the history of and the prospects for the industry in which the Company competes, an assessment of the Company's management, the prospects of the Company, its capital structure and such other factors that were deemed relevant. The offering price does not necessarily bear any relationship to the assets, results of operations or net worth of the Company.


    The foregoing is a summary of the principal terms of the agreements described above and does not purport to be complete. Reference is made to a copy of each such agreement which are filed as exhibits to the Registration Statement. See "Additional Information."

                                 LEGAL MATTERS


    The validity of the Common Stock offered hereby and certain other legal matters will be passed upon for the Company by Bondy & Schloss LLP, New York, New York. Certain legal matters as to Hong Kong law will be passed upon by Messrs. Erving Brettell, Solicitors, Hong Kong. Orrick, Herrington & Sutcliffe LLP, New York, New York, has acted as counsel for the Underwriters in connection with the offering.


                                    EXPERTS

    The Company's financial statements as of March 31, 1996 included in this Prospectus have been audited by Deloitte Touche Tohmatsu, Hong Kong, independent auditors, as stated in their report appearing herein and are so included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company has filed with the Commission a Registration Statement on Form S-1 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act, with respect to the shares being offered in this offering. This Prospectus does not contain all of the information set forth in the Registration Statement, certain items of which are omitted in accordance with the rules and regulations of the Commission. The omitted information may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Such material can also be obtained at the Commission's Web site at http://www.sec.gov. Copies of such material can be obtained from the public reference section of the Commission at prescribed rates. Statements contained in this Prospectus as to the contents of any contract or other document field as an exhibit to the Registration Statement are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit to the Registration Statement, each statement made in this Prospectus relating to such documents being qualified in all respect by such reference. For further information with respect to the Company and the securities being offered hereby, reference is hereby made to such Registration Statement, including the exhibits thereto and the financial statements, notes, and schedules filed as a part thereof.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                                               PAGE
                                                                                                             ---------
RICH CITY INTERNATIONAL PACKAGING LIMITED--NORTH AMERICAN DISTRIBUTION BUSINESS
Report of Independent Auditors.............................................................................        F-2
Balance sheets as of March 31, 1995 and 1996...............................................................        F-3
Statements of income for each of the three years in the period ended March 31, 1996........................        F-4
Statements of division equity for each of the three years in the period ended March 31, 1996...............        F-5
Statements of cash flows for each of the three years in the period ended March 31, 1996....................        F-6
Notes to financial statements..............................................................................        F-7

LEADING EDGE PACKAGING, INC.
(Successor to Rich City International Packaging Limited's North American distribution business)
Report of Independent Auditors.............................................................................       F-14
Balance sheet as of March 31, 1996.........................................................................       F-15
Notes to balance sheet.....................................................................................       F-16

UNAUDITED INTERIM FINANCIAL INFORMATION FOR RICH CITY INTERNATIONAL PACKAGING LIMITED--NORTH AMERICAN
  DISTRIBUTION BUSINESS AND LEADING EDGE PACKAGING, INC.
Introduction to unaudited interim financial information....................................................       F-18
Audited balance sheet at March 31, 1996 and unaudited interim balance sheet at September 30, 1996..........       F-19
Unaudited interim statements of income for the six months ended September 30, 1995 and 1996................       F-20
Unaudited interim statements of division / shareholder's equity for the six months ended September 30,
  1996.....................................................................................................       F-21
Unaudited interim statements of cash flows for the six months ended September 30, 1995 and 1996............       F-22
Notes to unaudited interim financial information...........................................................       F-23

UNAUDITED PRO FORMA STATEMENTS OF INCOME FOR RICH CITY INTERNATIONAL PACKAGING LIMITED--NORTH AMERICAN
  DISTRIBUTION BUSINESS AND LEADING EDGE PACKAGING, INC.
Introduction to unaudited pro forma statements of income...................................................       F-26
Unaudited pro forma statements of income for the six months ended September 30, 1995, the year ended March
  31, 1996 and the six months ended September 30, 1996.....................................................       F-27
Notes to unaudited pro forma statements of income..........................................................       F-28

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors

Leading Edge Packaging, Inc.

(Successor to Rich City International Packaging Limited's

  North American distribution business)

    We have audited the accompanying balance sheets of Rich City International Packaging Limited ("Rich City")'s North American distribution business ("N.A. Distribution Business") as of March 31, 1995 and 1996, and the related statements of income, division equity and cash flows for each of the three years in the period ended March 31, 1996. These financial statements are the responsibility of Rich City's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


    The accompanying financial statements have been prepared from the separate records maintained by the N.A. Distribution Business and may not necessarily be indicative of the condition that would have existed or the results of operations if the N.A. Distribution Business had been operated as an unaffiliated company. Portions of certain income and expenses represent allocations made from head office items applicable to Rich City as a whole.


    In our opinion, such financial statements present fairly, in all material respects, the financial position of the N.A. Distribution Business as of March 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 1996 in conformity with accounting principles generally accepted in the United States of America.

DELOITTE TOUCHE TOHMATSU

Hong Kong

April 30, 1996, except for Notes 1 and 12,

  as to which the date is September 23, 1996

                   RICH CITY INTERNATIONAL PACKAGING LIMITED

                     --NORTH AMERICAN DISTRIBUTION BUSINESS

                                 BALANCE SHEETS

                                                                                             AS OF MARCH 31,
                                                                                        --------------------------
                                                                                            1995          1996
                                                                                        ------------  ------------
                                                      ASSETS
Current assets:
  Cash and cash equivalents...........................................................  $    290,130  $     35,002
  Accounts receivable, net of allowance for doubtful accounts--1995, $5,020; 1996,
    $5,944............................................................................       162,322       192,199
  Bills receivable (Note 3)...........................................................       354,748       169,516
  Advances to head office (Note 4)....................................................       --          1,151,836
  Prepaid expenses and other current assets...........................................        16,723        54,832
                                                                                        ------------  ------------
    Total current assets..............................................................       823,923     1,603,385
Property, plant and equipment, net of accumulated depreciation--1995, $25,650; 1996,
  $56,978 (Note 5)....................................................................       220,222       193,295
                                                                                        ------------  ------------
    Total assets......................................................................  $  1,044,145  $  1,796,680
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                                         LIABILITIES AND DIVISION EQUITY
Current liabilities:
  Accounts payable to a related party (Note 8a).......................................  $    601,127  $  1,655,308
  Advances from Head Office (Note 4)..................................................       362,384       --
  Accrued liabilities.................................................................        80,634       141,372
                                                                                        ------------  ------------
    Total current liabilities.........................................................     1,044,145     1,796,680
Commitments and contingencies (Note 7)
Division equity.......................................................................       --            --
                                                                                        ------------  ------------
    Total liabilities and division equity.............................................  $  1,044,145  $  1,796,680
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                See accompanying notes to financial statements.

                   RICH CITY INTERNATIONAL PACKAGING LIMITED

                     --NORTH AMERICAN DISTRIBUTION BUSINESS

                              STATEMENTS OF INCOME

                                                                                  YEAR ENDED MARCH 31,
                                                                       ------------------------------------------
                                                                           1994           1995          1996
                                                                       -------------  ------------  -------------
Net sales............................................................  $  13,725,079  $  6,310,879  $  10,987,470
Cost of sales from a related party (Note 8a).........................      9,429,109     4,021,908      6,635,318
                                                                       -------------  ------------  -------------
Gross profit.........................................................      4,295,970     2,288,971      4,352,152
                                                                       -------------  ------------  -------------
Selling expenses.....................................................        441,450       263,778        451,327
General and administrative expenses..................................        781,893       543,644        653,283
                                                                       -------------  ------------  -------------
Selling, general and administrative expenses.........................      1,223,343       807,422      1,104,610
                                                                       -------------  ------------  -------------
Operating income.....................................................      3,072,627     1,481,549      3,247,542
Interest expense.....................................................        (51,190)      (65,057)       (53,961)
Other income.........................................................         30,372        56,416          7,014
                                                                       -------------  ------------  -------------
Income before income taxes...........................................      3,051,809     1,472,908      3,200,595
Income taxes (Note 6)................................................         33,043       --            --
                                                                       -------------  ------------  -------------
Net income...........................................................  $   3,018,766  $  1,472,908  $   3,200,595
                                                                       -------------  ------------  -------------
                                                                       -------------  ------------  -------------

                See accompanying notes to financial statements.

                   RICH CITY INTERNATIONAL PACKAGING LIMITED

                     --NORTH AMERICAN DISTRIBUTION BUSINESS

                         STATEMENTS OF DIVISION EQUITY

                                                                                                       DIVISION
                                                                                                        EQUITY
                                                                                                    --------------
Balance as of April 1, 1993.......................................................................   $  1,221,802
Net income........................................................................................      3,018,766
Distribution to Head Office (Note 1d).............................................................     (4,230,769)
                                                                                                    --------------
Balance as of March 31, 1994......................................................................          9,799
Net income........................................................................................      1,472,908
Distribution to head office (Note 1d).............................................................     (1,482,707)
                                                                                                    --------------
Balance as of March 31, 1995......................................................................        --
Net income........................................................................................      3,200,595
Distribution to head office (Note 1d).............................................................     (3,200,595)
                                                                                                    --------------
Balance as of March 31, 1996......................................................................   $    --
                                                                                                    --------------
                                                                                                    --------------


                See accompanying notes to financial statements.

                   RICH CITY INTERNATIONAL PACKAGING LIMITED

                    -- NORTH AMERICAN DISTRIBUTION BUSINESS

                            STATEMENTS OF CASH FLOWS

                                                                                    YEAR ENDED MARCH 31,
                                                                          ----------------------------------------
                                                                              1994          1995          1996
                                                                          ------------  ------------  ------------
Cash flows from operating activities:
  Net income............................................................  $  3,018,766  $  1,472,908  $  3,200,595
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation........................................................        16,669        26,690        31,328
    Loss on sale of property, plant and equipment.......................       --             16,937       --
    Changes in operating assets and liabilities:
      Accounts receivable...............................................    (1,194,275)    3,450,600       (29,877)
      Bills receivable..................................................       --           (354,748)      185,232
      Prepaid expenses and other current assets.........................       (12,511)       30,068       (38,109)
      Accounts payable to a related party...............................       144,930      (768,623)    1,054,181
      Accrued liabilities...............................................        30,885         4,193        60,738
      Income taxes payable..............................................        33,043       (33,043)      --
                                                                          ------------  ------------  ------------
Net cash provided by operating activities...............................     2,037,507     3,844,982     4,464,088
                                                                          ------------  ------------  ------------
Cash flows from investing activities:
  Purchase of property, plant and equipment.............................      (104,691)     (228,240)       (4,401)
  Proceeds from sale of property, plant and equipment...................       --             90,831       --
                                                                          ------------  ------------  ------------
Net cash used in investing activities...................................      (104,691)     (137,409)       (4,401)
                                                                          ------------  ------------  ------------
Cash flows from financing activities:
  Distribution to Head Office...........................................    (4,230,769)   (1,482,707)   (3,200,595)
  Net advances from Head Office.........................................     3,066,232       --            --
  Net repayments to Head Office.........................................       --         (2,707,824)   (1,514,220)
                                                                          ------------  ------------  ------------
Net cash used in financing activities...................................    (1,164,537)   (4,190,531)   (4,714,815)
                                                                          ------------  ------------  ------------
Net increase (decrease) in cash and cash equivalents....................       768,279      (482,958)     (255,128)
Cash and cash equivalents at beginning of year..........................         4,809       773,088       290,130
                                                                          ------------  ------------  ------------
Cash and cash equivalents at end of year................................  $    773,088  $    290,130  $     35,002
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
Supplemental disclosures of cash flow information:
  Interest paid.........................................................  $     51,190  $     65,057  $     53,961
  Income taxes paid.....................................................       --             33,043       --


                See accompanying notes to financial statements.

                   RICH CITY INTERNATIONAL PACKAGING LIMITED

                     --NORTH AMERICAN DISTRIBUTION BUSINESS

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION OF FINANCIAL STATEMENTS

    Rich City International Packaging Limited ("Rich City" or "Head Office") is a wholly owned subsidiary of Chung Hwa Development Holdings Limited ("Chung Hwa"), a Hong Kong listed company. Rich City is engaged in the sale and distribution, design and warehousing of packaging products. Effective April 1, 1996, Rich City assigned all its North American sales and the exclusive rights to carry on the North American distribution business of Rich City ("N.A. Distribution Business") to Leading Edge Packaging, Inc. ("Leading Edge"), see
Note 12--Subsequent Events. Leading Edge was incorporated in Delaware on December 15, 1995, and is a wholly owned subsidiary of Rich City.

    During the three years ended March 31, 1996, it has been the policy of the N.A. Distribution Business to transfer its cash earned to Rich City to finance the operations and working capital requirements of the manufacturing and other activities of Chung Hwa and its subsidiaries ("Chung Hwa Group").

    The N.A. Distribution Business, which operates in a single industry segment, is engaged in the sale and distribution of packaging products in North America.

    The financial statements of the N.A. Distribution Business for each of the three years in the period ended March 31, 1996, have been prepared on the "Carved Out Basis" as if the N.A. Distribution Business had been in existence and operating independently prior to the Assignment and Distribution agreement referred to in Note 12 to the financial statements between Rich City and Leading Edge, which became effective on April 1, 1996. The financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America ("U.S. GAAP"), which do not differ significantly from those used in the statutory accounts of Rich City.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    The Carved Out Basis is as follows:

        (a) Assets:

        Property, plant and equipment, accounts receivable, bills receivable, prepaid expenses and other current assets specifically relating to the N.A. Distribution Business have been identified and presented in the financial statements.

        Cash and cash equivalents presented in the financial statements represent the balance of the cash not transferred to Rich City's account.


        The N.A. Distribution Business did not maintain any inventory during the three years ended March 31, 1996 as purchases were made against specific customer orders and title passed to customers at the same time as the N.A. Distribution Business acquired the product.


        (b) Current liabilities:


        Accounts payable to a related party represents the trade payable to Breakspear Limited, a fellow subsidiary of Rich City and its sole supplier. Breakspear Limited is part of the Chung Hwa Group. The trade payable balance at each year end date represents outstanding invoices for the 60 days prior

                   RICH CITY INTERNATIONAL PACKAGING LIMITED

                     --NORTH AMERICAN DISTRIBUTION BUSINESS

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

1. ORGANIZATION AND BASIS OF PRESENTATION OF FINANCIAL STATEMENTS (CONTINUED)

    to each year end in accordance with Rich City's payment term to Breakspear Limited (as defined herein) of net 60 days.


        Accrued liabilities specifically relating to the N.A. Distribution Business have been identified and presented in the financial statements.

        (c) Income and expenses:

        Sales and cost of sales for the N.A. Distribution Business have been identified and presented in the financial statements. The financial effect of the Assignment and Distribution agreement referred to in Note 12 has not been included in the carved out results.


        Selling, general and administrative, interest and taxation expenses relating to the N.A. Distribution Business are accounted for either on an actual basis or estimated with reference to the circumstances of the business based on methods that management of Rich City believes to be reasonable. Common expenses which amounted to $268,755, $148,282 and $172,751 in the years ended March 31, 1994, 1995 and 1996, respectively, were allocated with reference to the ratio of transactions made or the floor area used as appropriate.


        (d) Distribution to head office

        Distributions made to Rich City for the years ended March 31, 1994, 1995 and 1996 were $4,230,769, $1,482,707 and $3,200,595, respectively, and resulted in the distribution of the entire equity balance each year.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    CASH AND CASH EQUIVALENTS--Cash and cash equivalents include cash on hand, demand deposits, interest bearing savings accounts, and time certificates of deposit with an original maturity of three months or less.


    FACTORED RECEIVABLES--Transfers of receivables with recourse are recognized as sales when the future economic benefits embodied in the receivable are surrendered because the N.A. Distribution Business' future obligation under the recourse provisions can be reasonably estimated and there are no repurchase terms except under the recourse provisions.



    The difference between the receivable transferred and the cash received is recognized as a loss in the period it occurs.


    PROPERTY, PLANT AND EQUIPMENT--Property, plant and equipment is stated at cost. Depreciation is provided to write off the cost of property, plant and equipment over their estimated useful lives using the straight line method, at the following rates per annum:

Furniture, fixtures and equipment............  10-20%
Leasehold improvements.......................  10% or over the terms of the respective leases whichever is shorter


    INVENTORIES--Inventories held for resale, are stated at the lower of cost, determined by the first-in, first-out method, or market. Cost represents supplier cost for delivery at the designated location.

                   RICH CITY INTERNATIONAL PACKAGING LIMITED

                     --NORTH AMERICAN DISTRIBUTION BUSINESS

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    NET SALES--Net sales represent the invoiced value of products sold less discounts and returns. The N.A. Distribution Business recognises sales when products are shipped to customers or when title passes, if later.


    FOREIGN CURRENCY TRANSLATION--The functional currency of the N.A. Distribution Business is Hong Kong dollar. Transactions and assets and liabilities denominated in Hong Kong dollars have been translated to the U.S. dollar at HK$7.80 to $1.00, which approximates the market rate at all periods presented.


    All transactions in currencies other than the functional currency during the periods are translated at the exchange rates prevailing on the transaction dates. Related accounts payable or receivable existing at the balance sheet date denominated in currencies other than the functional currencies are translated at period end rates. Gains and losses, which are immaterial for all periods presented, resulting from the translation of foreign currency transactions and balances are included in the income statements.



    EMPLOYEE BENEFITS--Contributions payable to the N.A. Distribution Business' defined contribution retirement benefit scheme are expensed as incurred. The N.A. Distribution Business does not provide any post retirement benefits and post employment benefits, if any, are not material.


3. BILLS RECEIVABLE

    Bills receivable represent accounts receivable in the form of bills of exchange, whose acceptances and settlements are handled by banks.


    During each of the years ended March 31, 1994, 1995 and 1996, the N.A. Distribution Business had factored gross bills receivable of $1,109,358, $3,811,936 and $3,250,463, respectively, with financial institutions with recourse to the N.A. Distribution Business. The net proceeds after discounts during each of these years amounted to $1,076,138, $3,748,403 and $3,197,771, respectively. There were no repurchase terms except for the recourse under the terms of the factoring agreement in the event of customer default.



    The amounts of the factored bills receivable which remained outstanding at March 31, 1994, 1995, and 1996 were $1,012,418, $683,497 and $1,074,008, respectively. These receivables were all collected by the financial institutions in the following year.

                   RICH CITY INTERNATIONAL PACKAGING LIMITED

                     --NORTH AMERICAN DISTRIBUTION BUSINESS

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

4. ADVANCES (FROM) TO HEAD OFFICE


                                                                                  MONTHLY
                                                                                  AVERAGE
                                                                                  BALANCE
                                                                                 DURING THE
                                                                   AMOUNT           YEAR
                                                                -------------  --------------
Advances (from) to Rich City:
Balance as of April 1, 1993...................................  $      (3,976)
Advances from Head Office.....................................     (4,549,907)
Repayments to Head Office.....................................      1,752,430
Common expense allocations....................................       (268,755)
Balance as of March 31, 1994..................................     (3,070,208)  $   (471,002)
                                                                               --------------
                                                                               --------------
Advances from Head Office.....................................     (1,067,921)
Repayments to Head Office.....................................      3,924,027
Common expense allocations....................................       (148,282)
                                                                -------------
Balance as of March 31, 1995..................................       (362,384)  $   (430,412)
                                                                               --------------
                                                                               --------------
Advances from Head Office.....................................     (1,735,761)
Repayments to Head Office.....................................      3,422,732
Common expense allocations....................................       (172,751)
                                                                -------------
Balance as of March 31, 1996..................................  $   1,151,836   $  1,542,610
                                                                -------------  --------------
                                                                -------------  --------------


    Advances from and to Rich City were made on an interest free basis.

5. PROPERTY, PLANT AND EQUIPMENT

                                                                           AS OF MARCH 31,
                                                                        ----------------------
                                                                           1995        1996
                                                                        ----------  ----------
Property, plant and equipment consists of the following:
Furniture, fixtures and equipment.....................................  $  145,359  $  147,988
Leasehold improvements................................................     100,513     102,285
                                                                        ----------  ----------
Total.................................................................     245,872     250,273
Less: Accumulated depreciation........................................     (25,650)    (56,978)
                                                                        ----------  ----------
Net book value........................................................  $  220,222  $  193,295
                                                                        ----------  ----------
                                                                        ----------  ----------

6. INCOME TAXES

    Rich City is subject to Hong Kong taxation on its activities conducted in Hong Kong. During the three years ended March 31, 1996, Chung Hwa and Rich City's manufacturing operations were outside Hong Kong and the majority of income was not subject to tax in Hong Kong or in other jurisdictions.

                   RICH CITY INTERNATIONAL PACKAGING LIMITED

                     --NORTH AMERICAN DISTRIBUTION BUSINESS

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

6. INCOME TAXES (CONTINUED)
    The provision for income taxes attributable to the N.A. Distribution Business consists of the following:

                                                                    YEAR ENDED MARCH 31,
                                                               -------------------------------
                                                                 1994       1995       1996
                                                               ---------  ---------  ---------
Hong Kong
  Current....................................................  $  33,043  $  --      $  --
                                                               ---------  ---------  ---------
                                                               ---------  ---------  ---------

    A reconciliation between the provision for income taxes computed by applying the Hong Kong statutory tax rate to income before taxes and the actual provision for income taxes is as follows:

                                                                       YEAR ENDED MARCH 31,
                                                                  -------------------------------
                                                                    1994       1995       1996
                                                                  ---------  ---------  ---------
Statutory tax rate in Hong Kong.................................       17.5%      16.5%      16.5%
Income not subject to taxation..................................      (16.5)     (16.5)     (16.5)
                                                                  ---------  ---------  ---------
Effective rate..................................................        1.0%    --%        --%
                                                                  ---------  ---------  ---------
                                                                  ---------  ---------  ---------

    There were no significant temporary differences during the years ended March 31, 1994, 1995 or 1996 and at these dates.

    The future operations of the N.A. Distribution Business will be subject to income tax in the United States of America. United States Federal and State income taxes payable, calculated at a rate of 38%, on the income for the years ended March 31, 1994, 1995 and 1996, would have been $1,159,687, $559,705 and
$1,216,226, respectively. In computing the income tax liabilities, the asset and liability method would have been used in providing for income taxes on all transactions that have been recognised in the financial statements, which are in accordance with Statement of Financial Accounting Standards No.109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires deferred taxes be adjusted to reflect the tax rates at which future taxable amounts will be settled or recognised. The effects of tax rate changes on future deferred tax liabilities and deferred tax benefits, as well as other changes in income tax laws, are recognised in net earnings in the period such changes are enacted.

7. COMMITMENTS AND CONTINGENCIES


    At March 31, 1996, the N.A. Distribution Business had factored with financial institutions gross bills receivable of $1,074,008 at a discount of $14,477 with recourse to the N.A. Distribution Business. The N.A. Distribution Business had no other capital commitments.


    The N.A. Distribution Business leases premises under various operating leases which do not contain any renewal and escalation clauses. Rental expense under operating leases was $97,957 in 1994, $52,688 in 1995 and $57,876 in 1996.


    Minimum rental commitments at March 31, 1996 under operating leases include $13,994 due in 1997.

                   RICH CITY INTERNATIONAL PACKAGING LIMITED

                     --NORTH AMERICAN DISTRIBUTION BUSINESS

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

8. RELATED PARTY TRANSACTIONS

        (a) Breakspear Limited is a fellow subsidiary and the sole supplier of packaging products for Rich City. The N.A. Distribution Business had purchases of $9,429,109, $4,021,908 and $6,635,318 from Breakspear Limited for the years ended March 31, 1994, 1995 and 1996, respectively.

        Accounts payable to Breakspear Limited at March 31, 1995 and 1996 were $601,127 and $1,655,308, respectively. The accounts payable are unsecured, non-interest bearing and repayable on demand.

        (b) During the year ended March 31, 1994, the N.A. Distribution Business paid rental expense of $59,057 to Everwell Investment Limited for the lease of office space. Mr. Chong Kim Fu and Ms. Ong Ai Gin, directors of Rich City at that time, have beneficial interests in Everwell Investment Limited.

            During the years ended March 31, 1995 and 1996, the N.A. Distribution Business paid rental expense of $29,800 and $36,377 to Circle Round Limited, a fellow subsidiary of Rich City.


        (c) During the years ended March 31, 1994, 1995 and 1996, in situations where quality claims arose from customers, Breakspear Limited was required to take up and process these claims at no cost to the N.A. Distribution Business. During the year ended March 31, 1994, Mr. Chong Kim Fu, being the major shareholder of Chung Hwa at that time, made a payment to a customer in the United States of $270,000 in respect of quality claims to the Chung Hwa Group. He has also given an indemnity to the Chung Hwa Group in respect of another claim made by the same customer for defective products, pursuant to which he subsequently paid $4,331,072 in November 1994 to the Chung Hwa Group in respect of the amount of the claim and professional costs associated with these claims. The Chung Hwa Group made a counterclaim against these claims for which Mr. Chong Kim Fu subsequently received substantial repayment of the above mentioned amount from the customer.


9. CONCENTRATIONS OF CREDIT RISK AND MAJOR CUSTOMERS

    Customers accounting for 10% or more of total net sales for each of the three years ended March 31, 1994, 1995 and 1996 are detailed as follows:

                                                                 1994       1995       1996
                                                               ---------  ---------  ---------
Customer A...................................................      63.7%      19.2%     --
Customer B...................................................      12.1%     --         --
Customer C...................................................       5.4%      38.8%      26.6%
Customer D...................................................     --           4.4%      13.9%
Customer E...................................................     --           3.9%      12.1%

    Details of the accounts receivable from the five customers with the largest receivable balances at March 31, 1994, 1995 and 1996 are as follows:

                                                                   PERCENTAGE OF ACCOUNTS
                                                                 RECEIVABLE AS AT MARCH 31,
                                                               -------------------------------
Five largest receivable balances.............................      95.5%      88.8%      93.8%

    Bad debt expense was $3,613, $1,407 and $924 for the years ended March 31, 1994, 1995 and 1996, respectively.

                   RICH CITY INTERNATIONAL PACKAGING LIMITED

                     --NORTH AMERICAN DISTRIBUTION BUSINESS

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

10. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of Statement of Financial Accounting Standards No.107, "Disclosures about Fair Value of Financial Instruments". The estimated fair value amounts have been determined by Rich City, using available market information and appropriate valuation methodologies. The estimates presented herein are not necessarily indicative of amounts that Rich City could realize in a current market exchange. The carrying amounts of cash, accounts receivable, bills receivable, advances to head office and current liabilities are short term in nature and therefore reflect their fair value. All the financial instruments are for trade purposes.

11. RETIREMENT PLAN

    On April 1, 1993, Rich City established a defined contribution retirement plan covering substantially all employees in Hong Kong. Under this plan, eligible employees may contribute amounts through payroll deductions which are equal to 5% of individual salary, supplemented by employer contributions at 5% of individual salary, for investment in various funds established by the plan. The expense, net of forfeited contributions, related to this plan applicable to the carved out business was $10,708, $3,653 and $3,178 for the years ended March 31, 1994, 1995 and 1996, respectively.

12. SUBSEQUENT EVENT

    On September 23, 1996, an Assignment and Distribution agreement ("Agreement") was signed between Rich City and Leading Edge. Under the Agreement, Leading Edge is designated as an exclusive distributor for Rich City to market, distribute, sell, warehouse and subassemble, where necessary, Rich City's packaging products in North America. The term of the agreement is for 10 years from the date of agreement and is automatically renewed for successive additional one year periods except upon early termination by both parties. Leading Edge will purchase packaging products from Rich City at a 6% to 8% mark up over the manufacturing costs, which comprise material costs, labor cost and overheads.

    Under the terms of the Agreement, for the year ending December 31, 1998, and for such subsequent years thereafter the exclusive distribution basis will be converted to a non-exclusive basis if Leading Edge's annual gross sales rate of increase is less than the cost of living increase when compared to the Consumer Price Index. In addition, Leading Edge is also obligated to pay to Rich City a royalty of $2,000,000 in one or more installments. The amount of each installment is calculated using a formula which relates to Leading Edge's net sales and earnings before taxes, commencing the year ending March 31, 1999. No installment will need to be paid if both Leading Edge's earnings before taxes is lower than $3,000,000 and net sales for the fiscal year are less than $25,000,000. In the event that Leading Edge fails to make the installment payments in accordance with terms under the Agreement, the exclusive distribution basis will also be converted to a non-exclusive basis. Effective from April 1, 1996, Rich City has assigned all its North America sales to Leading Edge.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors

Leading Edge Packaging, Inc.

(Successor to Rich City International Packaging Limited's

  North American distribution business)

    We have audited the accompanying balance sheet of Leading Edge Packaging, Inc. (the "Company", successor to Rich City International Packaging Limited's North American distribution business) as of March 31, 1996. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

    We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, such balance sheet presents fairly, in all material respects, the financial position of the Company as of March 31, 1996 in conformity with accounting principles generally accepted in the United States of America.

DELOITTE TOUCHE TOHMATSU

Hong Kong

April 30, 1996, except for Notes 1 and 3,

  as to which the date is September 23, 1996

                          LEADING EDGE PACKAGING, INC.

           (SUCCESSOR TO RICH CITY INTERNATIONAL PACKAGING LIMITED'S

                     NORTH AMERICAN DISTRIBUTION BUSINESS)

                       BALANCE SHEET AS OF MARCH 31, 1996


                                             ASSET

Current and total asset:
  Cash and cash equivalents.........................................................  $   1,500
                                                                                      ---------
                                                                                      ---------
                                     SHAREHOLDER'S EQUITY

Commitments and contingencies (Note 2)
Shareholder's equity (Note 3):
  Common stock no par value--1,500 shares authorized, issued and outstanding........  $   1,500
                                                                                      ---------
                                                                                      ---------


                    See accompanying notes to balance sheet

                          LEADING EDGE PACKAGING, INC.

           (Successor to Rich City International Packaging Limited's

                     North American distribution business)

                             NOTES TO BALANCE SHEET

1. ORGANIZATION

    Leading Edge Packaging, Inc. (the "Company") was incorporated in Delaware on December 15, 1995, and remained inactive during the period to March 31, 1996. The Company is a wholly owned subsidiary of Rich City International Packaging Limited ("Rich City") and became the successor to Rich City's North American distribution business effective from April 1, 1996, under an Assignment and Distribution agreement signed on September 23, 1996.

2. COMMITMENTS AND CONTINGENCIES

    At March 31, 1996, the Company had no operating lease commitments, capital commitments or contingent liabilities.

3. SUBSEQUENT EVENTS

    The following transactions took place subsequent to March 31, 1996:

        (a) On September 23, 1996, an Assignment and Distribution agreement ("Agreement") was signed between Rich City and the Company. Under the Agreement, the Company is designated as an exclusive distributor for Rich City to market, distribute, sell, warehouse and subassemble, where necessary, Rich City's packaging products in North America. The term of the agreement is for 10 years from the date of agreement and is automatically renewed for successive additional one year periods except upon early termination by both parties. The Company will purchase packaging products from Rich City at a 6% to 8% mark up over the manufacturing costs, which comprise material costs, labor cost and overheads.

        Under the term of the Agreement, for the year ending December 31, 1998, and for each subsequent year thereafter the exclusive distribution basis will be converted to a non-exclusive basis if the Company's annual gross sales rate of increase is less than the cost of living increase when compared to the Consumer Price Index. In addition, the Company is also obligated to pay to Rich City a royalty of $2,000,000 in one or more installments. The amount of each installment is calculated using a formula which relates to the Company's net sales and earnings before taxes, commencing the year ending March 31, 1999. No installment will need to be paid if both the Company's earnings before taxes is lower than $3,000,000 and net sales for the fiscal year are less than $25,000,000. In the event that the Company fails to make the installment payments in accordance with terms under the Agreement, the exclusive distribution basis will also be converted to a non-exclusive basis. Effective from April 1, 1996, Rich City has assigned all its North America sales to the Company.


        (b) In the contemplated public offering of Common Stock by the Company, on September 13, 1996, it was resolved by unanimous written consent that the Company increase its authorized share capital from 1,500 common shares with no par value to 5,000,000 common shares of $0.01 par value per share and 5,000,000 preferred shares of $0.01 par value per share. In addition, it was also resolved that a stock split of each issued ordinary share of Common Stock of no par value into 1,250 ordinary shares of Common Stock of $0.01 par value per share.


        (c) The Company has leased an office commencing July, 1996 for a period of 5 years, an apartment commencing September, 1996 for a period of 1 year and a warehouse commencing

                          LEADING EDGE PACKAGING, INC.

           (SUCCESSOR TO RICH CITY INTERNATIONAL PACKAGING LIMITED'S

                     NORTH AMERICAN DISTRIBUTION BUSINESS)

                       NOTES TO BALANCE SHEET (CONTINUED)

3. SUBSEQUENT EVENTS (CONTINUED)
    November, 1996 for a period of 5 years. The aggregate annual rental of these properties amounts to approximately $208,032.

        (d) The Company entered into employment agreements with its executive officers and directors with an aggregate annual compensation for the first year of approximately $372,000. The first year compensation will be used as base compensation for the second and third years which may be determined by the board of directors of the Company at their sole discretion. The agreements also provide for bonuses which may be determined by the board of directors of the Company at their sole discretion. The agreements may be terminated by either the Company or the employees on six months' prior notice.

        (e) The Company has adopted an Incentive Stock Option Plan (the "Plan") under which stock options may be granted to such officers, directors and/or, employees of the Company as the Plan's administration committee selects. 312,500 shares of Common Stock are reserved for that purpose. Such stock options entitle the holder to acquire shares of Common Stock during a fixed period at an exercise price equal to the greater of (i) 110% of the fair market value of the Common Stock at the time of grant, and (ii) the initial public offering price per share. Payment by option holders upon exercise of an option may be made only in cash.

            INTRODUCTION TO UNAUDITED INTERIM FINANCIAL INFORMATION


    The unaudited financial information of Leading Edge Packaging, Inc. ("Leading Edge") for the six months ended September 30, 1996, was prepared on an actual basis as Leading Edge was operating under the terms of the Assignment and Distribution agreement (the "Agreement") between Rich City International Packaging Limited ("Rich City") and Leading Edge. The Agreement was effective on April 1, 1996, when all Rich City's North American sales were assigned to Leading Edge. Under this agreement, Leading Edge purchases packaging products from Rich City at the cost of production by Breakspear Limited, a fellow subsidiary of Rich City, plus a mark up, which was charged at 6.5% during the six months ended September 30, 1996, on the cost of production. The financial statements of Leading Edge for the six months ended September 30, 1996 include all costs incurred by Rich City for manufacturing and distribution.



    The unaudited financial information of Rich City's North American distribution business (the "N.A. Distribution Business") for the six months ended September 30, 1995 (the "1995 Period"), was prepared on a "Carved Out Basis", details of which are provided in Note 1 to the audited financial statements of the N.A. Distribution Business on pages F-7 and F-8.


    The unaudited financial information for the 1995 Period does not purport to represent what the results of operations or the financial position of the N.A. Distribution Business would actually have been had the events described above in fact occurred on such date or at the beginning of the Period, or to project the results of the operations of the N.A. Distribution Business for any future date or period.

    The unaudited financial information should be read in conjunction with the audited financial statements of the N.A. Distribution Business and Leading Edge, including the notes thereto, and other financial information included elsewhere in this Prospectus.

    Rich City and Leading Edge maintain their books and records in Hong Kong dollars. The exchange rate has been fixed to the U.S. dollars at approximately HK$ 7.80 to $1.00 since 1983. On a forward going basis, following the completion of the public offering, the books and records of Leading Edge will be maintained in U.S. dollars.

                        UNAUDITED INTERIM BALANCE SHEETS


                                                                                     RICH CITY'S
                                                                                         N.A.
                                                                                     DISTRIBUTION   LEADING EDGE
                                                                                       BUSINESS     SEPTEMBER 30,
                                                                                    MARCH 31, 1996      1996
                                                                                      CARVED OUT       ACTUAL
                                                                                    --------------  -------------
                                                                                      (AUDITED)      (UNAUDITED)
                                                     ASSETS

Current assets:
  Cash and cash equivalents.......................................................   $     35,002    $    34,655
  Accounts receivable, net of allowance for doubtful accounts--March 31, 1996,
    $5,944; September 30, 1996, $7,658............................................        192,199        247,617
  Bills receivable (Note 2).......................................................        169,516      1,531,516
  Inventories (Note 3)............................................................        --             585,668
  Advances to head office (Note 4)................................................      1,151,836        --
  Deposits paid to holding company (Note 5).......................................        --           1,299,040
  Prepaid expenses and other current assets.......................................         54,832        216,475
                                                                                    --------------  -------------
    Total current assets..........................................................      1,603,385      3,914,971
Property, plant and equipment, net of accumulated depreciation-- March 31, 1996,
 $56,978; September 30, 1996, $365 (Note 6).......................................        193,295         29,211
                                                                                    --------------  -------------
    Total assets..................................................................   $  1,796,680    $ 3,944,182
                                                                                    --------------  -------------
                                                                                    --------------  -------------
                                  LIABILITIES AND DIVISION/SHAREHOLDER'S EQUITY

Current liabilities:
  Accounts payable to a related party/holding company (Note 7)....................   $  1,655,308    $ 1,761,080
  Accrued liabilities.............................................................        141,372        142,644
  Income taxes payable (Note 9)...................................................        --             585,374
                                                                                    --------------  -------------
    Total current liabilities.....................................................      1,796,680      2,489,098
                                                                                    --------------  -------------
Commitments and contingencies (Note 10)...........................................        --             --
Division/shareholder's equity:
  Common stock $0.01 par value--authorized 5,000,000 shares, issued and
    outstanding 1,875,000 shares..................................................        --              18,750
  Additional paid-in capital......................................................        --             481,250
  Retained earnings...............................................................        --             955,084
                                                                                    --------------  -------------
    Total division/shareholder's equity...........................................        --           1,455,084
                                                                                    --------------  -------------
    Total liabilities and division/shareholder's equity...........................   $  1,796,680    $ 3,944,182
                                                                                    --------------  -------------
                                                                                    --------------  -------------


       See accompanying notes to unaudited interim financial information

                     UNAUDITED INTERIM STATEMENTS OF INCOME


                                                                                     RICH CITY'S
                                                                                         N.A.
                                                                                     DISTRIBUTION    LEADING EDGE
                                                                                       BUSINESS       SIX MONTHS
                                                                                   SIX MONTHS ENDED      ENDED
                                                                                    SEPTEMBER 30,    SEPTEMBER 30,
                                                                                         1995            1996
                                                                                      CARVED OUT        ACTUAL
                                                                                   ----------------  -------------
                                                                                     (UNAUDITED)      (UNAUDITED)

Net sales........................................................................    $  5,210,228     $ 5,551,581
Cost of sales from a related party/holding company (Note 7)......................       3,131,142       3,736,403
                                                                                   ----------------  -------------
Gross profit.....................................................................       2,079,086       1,815,178
                                                                                   ----------------  -------------
Selling expenses.................................................................         222,812         162,923
General and administrative expenses..............................................         318,680         111,797
                                                                                   ----------------  -------------
Selling, general and administrative expenses (Note 8)............................         541,492         274,720
                                                                                   ----------------  -------------
Operating income.................................................................       1,537,594       1,540,458
Interest expense.................................................................         (22,237)        --
Other income.....................................................................           1,057         --
                                                                                   ----------------  -------------
Income before income taxes.......................................................       1,516,414       1,540,458
Income taxes (Note 9)............................................................         --              585,374
                                                                                   ----------------  -------------
Net income.......................................................................    $  1,516,414     $   955,084
                                                                                   ----------------  -------------
                                                                                   ----------------  -------------


       See accompanying notes to unaudited interim financial information

                   UNAUDITED INTERIM STATEMENTS OF DIVISION/
                              SHAREHOLDER'S EQUITY


                                                                                                        TOTAL
                                                       COMMON STOCK       ADDITIONAL                  DIVISION/
                                                   ---------------------   PAID-IN      RETAINED    SHAREHOLDER'S
                                                     SHARES     AMOUNT     CAPITAL      EARNINGS       EQUITY
                                                   ----------  ---------  ----------  ------------  -------------

Rich City's N.A. Distribution Business (audited):
Balance as of April 1, 1995......................      --      $  --      $   --      $    --        $   --
Net income for the period........................      --         --          --         3,200,595     3,200,595
Distribution to Head Office......................                                       (3,200,595)   (3,200,595)
                                                   ----------  ---------  ----------  ------------  -------------
Balance as of March 31, 1996.....................      --      $  --      $   --      $    --        $   --
                                                   ----------  ---------  ----------  ------------  -------------
                                                   ----------  ---------  ----------  ------------  -------------
Leading Edge (unaudited):
Balance as of April 1, 1996......................   1,875,000  $  18,750  $   --      $    --        $    18,750
Net income for the period........................      --         --          --           955,084       955,084
Contribution by Rich City of part of accounts
  payable to Rich City...........................      --         --         481,250       --            481,250
                                                   ----------  ---------  ----------  ------------  -------------
Balance as of September 30, 1996.................   1,875,000  $  18,750  $  481,250  $    955,084   $ 1,455,084
                                                   ----------  ---------  ----------  ------------  -------------
                                                   ----------  ---------  ----------  ------------  -------------


       See accompanying notes to unaudited interim financial information

                   UNAUDITED INTERIM STATEMENTS OF CASH FLOWS


                                                                                     RICH CITY'S
                                                                                         N.A.
                                                                                     DISTRIBUTION    LEADING EDGE
                                                                                       BUSINESS       SIX MONTHS
                                                                                   SIX MONTHS ENDED      ENDED
                                                                                    SEPTEMBER 30,    SEPTEMBER 30,
                                                                                         1995            1996
                                                                                      CARVED OUT        ACTUAL
                                                                                   ----------------  -------------
                                                                                     (UNAUDITED)      (UNAUDITED)
Cash flows from operating activities:
  Net income.....................................................................   $    1,516,414    $   955,084
  Adjustment to reconcile net income to net cash provided by operating activities:
    Depreciation.................................................................           13,335            365
    Changes in operating assets and liabilities:
      Accounts receivable........................................................          104,625       (247,617)
      Bills receivable...........................................................           87,788     (1,531,516)
      Inventories................................................................         --             (585,668)
      Deposits paid to holding company...........................................         --           (1,299,040)
      Prepaid expenses and other current assets..................................            3,313       (216,475)
      Accounts payable to a related party/holding company........................          264,337      2,259,580
      Accrued liabilities........................................................           81,090        142,644
      Income taxes payable.......................................................         --              585,374
                                                                                   ----------------  -------------
Net cash provided by operating activities........................................        2,070,902         62,731
                                                                                   ----------------  -------------
Cash flows from investing activities:
  Purchases of property, plant and equipment.....................................           (1,772)       (29,576)
                                                                                   ----------------  -------------
Cash used in investing activities................................................           (1,772)       (29,576)
                                                                                   ----------------  -------------
Cash flows from financing activities:
  Increase in advances to head office............................................       (2,300,248)       --
                                                                                   ----------------  -------------
Cash used in financing activities................................................       (2,300,248)       --
                                                                                   ----------------  -------------
Net (decrease) increase in cash and cash equivalents.............................         (231,118)        33,155
Cash and cash equivalents at beginning of period.................................          290,130          1,500
                                                                                   ----------------  -------------
Cash and cash equivalents at end of period.......................................   $       59,012    $    34,655
                                                                                   ----------------  -------------
                                                                                   ----------------  -------------
Supplemental disclosures of cash flow information:
  Interest paid..................................................................   $       22,237    $   --
  Income taxes paid..............................................................         --              --



    During the six months ended September 30, 1996, the holding company contributed additional capital of $498,500 by reduction of the accounts payable to holding company.


       See accompanying notes to unaudited interim financial information

                NOTES TO UNAUDITED INTERIM FINANCIAL INFORMATION

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


    During the six months ended September 30, 1995, the N.A. Distribution Business adopted the same accounting policies as stated in Note 2 of its audited financial statements on pages F-8 and F-9. During the six months ended September 30, 1996, Leading Edge has adopted the following additional accounting policy:



    INCOME TAXES--The Company has adopted the liability method of accounting for income taxes, as set forth in Statement of Financial Accounting Standards No.109, "Accounting for Income Taxes" ("SFAS 109"). Under the liability method, deferred taxes are determined based upon the difference between the financial statement and tax bases of assets and liabilities at enacted tax rates in effect in the years in which the differences are expected to reverse. Deferred tax expense (benefit) represents the change in the deferred tax balances.


2. BILLS RECEIVABLE


    Bills receivable represent accounts receivable in the form of bills of exchange, whose acceptances and settlements are handled by banks. At September 30, 1996, bills receivable of $1,255,453 were provided as collateral for banking facilities provided to Rich City. The Company has made no charge for providing this collateral.



    At September 30, 1996, the Company had not factored any bills receivable with financial institutions with recourse.


3. INVENTORIES

    Effective April 1, 1996, the Company maintains inventories for distribution to customers in the United States and inventories represent finished goods held for resale.

4. ADVANCES TO HEAD OFFICE


                                                                                 RICH CITY'S
                                                                                     N.A.
                                                                                 DISTRIBUTION
                                                                                   BUSINESS
                                                                                MARCH 31, 1996
                                                                                  CARVED OUT
                                                                                --------------
                                                                                  (AUDITED)

Advances to Rich City:
Balance as of April 1, 1995...................................................   $   (362,384)
Net advances to head office...................................................      1,514,220
                                                                                --------------
Balance as of March 31, 1996..................................................   $  1,151,836
                                                                                --------------
                                                                                --------------


    The advances are unsecured, non-interest bearing and repayable on demand.


5. DEPOSITS PAID TO HOLDING COMPANY



    The amount represents deposits paid to Rich City for purchase orders placed by the Company as stipulated in the Agreement.

6. PROPERTY PLANT AND EQUIPMENT



                                                                 RICH CITY'S
                                                                     N.A.
                                                                 DISTRIBUTION   LEADING EDGE
                                                                   BUSINESS     SEPTEMBER 30,
                                                                MARCH 31, 1996      1996
                                                                  CARVED OUT       ACTUAL
                                                                --------------  -------------
                                                                  (AUDITED)      (UNAUDITED)

Property, plant and equipment consists of the following:
Furniture, fixtures and equipment.............................    $  147,988      $  29,576
Leasehold improvements........................................       102,285         --
                                                                --------------  -------------
Total.........................................................       250,273         29,576
Less: Accumulated depreciation................................       (56,978)          (365)
                                                                --------------  -------------
Net book value................................................    $  193,295      $  29,211
                                                                --------------  -------------
                                                                --------------  -------------



7. ACCOUNTS PAYABLE TO AND PURCHASES FROM A RELATED PARTY


   AND HOLDING COMPANY

    Starting from April 1, 1996, Leading Edge purchases packaging products from Breakspear Limited, a related party, through Rich City; previously Breakspear Limited was the sole supplier for packaging products to Rich City.


    Accounts payable to Breakspear Limited and Rich City at March 31, 1996 and September 30, 1996 were $1,655,308 and $1,761,080, respectively. Total purchases from Breakspear Limited and Rich City during the six months ended September 30, 1995 and 1996 were $3,131,142 and $4,322,071, respectively.



8. SELLING, GENERAL AND ADMINISTRATIVE EXPENSES



    Because Leading Edge was still establishing its operations independently of Rich City at September 30, 1996, the level of selling, general and administrative expenses was low.



    If full-scale operations had been implemented, during the six months ended September 30, 1996, the estimated additional expense for office and warehouse rentals, including building management fees, employee compensation and property depreciation would have been approximately $114,000, $90,000 and $31,000, respectively.



9. INCOME TAXES



    No taxation has been provided for the six months ended September 30, 1995 as the carved out business was not subject to taxation either in Hong Kong or the United States. For the six months ended September 30, 1996, the Company is subject to the income tax in the United States and an income tax expense has been computed using a rate of 38% for U.S. Federal and State income taxes.


    There were no significant temporary timing differences during the periods or at the balance sheet dates.


10. COMMITMENTS AND CONTINGENCIES



    (a) At March 31, 1996, the N.A. Distribution Business had factored gross bills receivable of $1,074,008 at a discount of $14,477 with banks with recourse.

        The N.A. Distribution Business leases premises under various operating leases which do not contain any renewal and escalation clauses. Rental expense under operating leases was $57,876 for the year ended March 31, 1996.



        Minimum rental commitments at March 31, 1996 under operating leases include $13,994 due in 1997. The N.A. Distribution Business had no other capital commitments.



    (b) At September 30, 1996, Leading Edge leases premises under various operating leases which do not contain any renewal and escalation clauses. Rental expense under operating leases included in the statement of income was $1,300 for the six months ended September 30, 1996.



        As at September 30, 1996, Leading Edge had no capital commitment but was obligated under operating leases requiring minimum rentals as follows:



Year ending March 31,

  1997..........................................................     92,610
  1998..........................................................    243,721
  1999..........................................................    237,221
  2000..........................................................    237,221
  2001..........................................................    237,221
  2002..........................................................    127,855
                                                                  ---------
Total minimum lease payments....................................  $1,175,849
                                                                  ---------
                                                                  ---------

                      INTRODUCTION TO UNAUDITED PRO FORMA


                              STATEMENTS OF INCOME


    The unaudited pro forma statements of income of Rich City's North American distribution business (the "N.A. Distribution Business") for the six months ended September 30, 1995, and for the year ended March 31, 1996 (the "Periods") have been prepared on a "Carved-Out Basis" as discussed in Note 1 to the audited financial statements of N.A. Distribution Business on pages F-7 and F-8, and after making such pro forma adjustments as described in Note 1 (a) and (b) to this unaudited pro forma statements of income on page F-28 which give effect to the current operating structure of Leading Edge Packaging, Inc. ("Leading Edge") as if the Assignment and Distribution Agreement ("Agreement") dated September 23, 1996 had been in place since April 1, 1995 and throughout the Periods.



    The unaudited pro forma statement of income of Leading Edge for the six months ended September 30, 1996 has been adjusted after making the pro forma adjustment as described in Note 1 (c) to this unaudited pro forma statements of income on page F-28.


    The unaudited pro forma statements of income for the Periods do not purport to represent what the results of operations of the N.A. Distribution Business or Leading Edge would actually have been had the events described above in fact occurred on such date or at the beginning of the Periods, or to project the results of the operations of the N.A. Distribution Business or Leading Edge for any future date or period.

    The unaudited pro forma statements of income should be read in conjunction with the audited financial statements of the N.A. Distribution Business and Leading Edge, including the notes thereto, and other financial information included elsewhere in this Prospectus.

                    UNAUDITED PRO FORMA STATEMENTS OF INCOME



N.A. DISTRIBUTION BUSINESS



                                  SIX MONTHS                  SIX MONTHS
                                     ENDED                       ENDED
                                 SEPTEMBER 30,               SEPTEMBER 30,    YEAR ENDED                   YEAR ENDED
                                     1995        PRO FORMA       1995       MARCH 31, 1996   PRO FORMA   MARCH 31, 1996
                                  CARVED OUT    ADJUSTMENTS    PRO FORMA      CARVED OUT    ADJUSTMENTS    PRO FORMA
                                 -------------  -----------  -------------  --------------  -----------  --------------
Net sales......................   $ 5,210,228                 $ 5,210,228    $ 10,987,470                 $ 10,987,470
Cost of sales from a related        3,131,142  Not                              6,635,318  Not
 party/head office.............               1a)    203,524    3,334,666                 1a)    431,296     7,066,614
                                 -------------               -------------  --------------               --------------
Gross profit...................     2,079,086                   1,875,562       4,352,152                    3,920,856
                                 -------------               -------------  --------------               --------------
Selling expenses...............       222,812                     222,812         451,327                      451,327
General and administrative
 expenses......................       318,680                     318,680         653,283                      653,283
                                 -------------               -------------  --------------               --------------
Selling, general and
 administrative expenses.......       541,492                     541,492       1,104,610                    1,104,610
                                 -------------               -------------  --------------               --------------
Operating income...............     1,537,594                   1,334,070       3,247,542                    2,816,246
Interest expense...............       (22,237)                    (22,237)        (53,961)                     (53,961)
Other income...................         1,057                       1,057           7,014                        7,014
                                 -------------               -------------  --------------               --------------
Income before income taxes.....     1,516,414                   1,312,890       3,200,595                    2,769,299
                                      --       Not                                --       Not
Income taxes...................               1b)    498,898      498,898                 1b)  1,052,334     1,052,334
                                 -------------               -------------  --------------               --------------
Net income.....................   $ 1,516,414                 $   813,992    $  3,200,595                 $  1,716,965
                                 -------------               -------------  --------------               --------------
                                 -------------               -------------  --------------               --------------



LEADING EDGE



                                                                              SIX MONTHS                  SIX MONTHS
                                                                                 ENDED                       ENDED
                                                                             SEPTEMBER 30,               SEPTEMBER 30,
                                                                                 1996        PRO FORMA       1996
                                                                                ACTUAL      ADJUSTMENTS    PRO FORMA
                                                                             -------------  -----------  -------------
Net sales..................................................................  $   5,551,581               $   5,551,581
Cost of sales from holding company.........................................      3,736,403                   3,736,403
                                                                             -------------  -----------  -------------
Gross profit...............................................................      1,815,178                   1,815,178
                                                                             -------------  -----------  -------------
Selling expenses...........................................................        162,923                     162,923
                                                                                   111,797  Not
General and administrative expenses........................................                1c)     21,048       132,845
                                                                             -------------  -----------  -------------
Selling, general and administrative expenses...............................        274,720                     295,768
                                                                             -------------  -----------  -------------
Income before income taxes.................................................      1,540,458                   1,519,410
                                                                                   585,374  Not
Income taxes...............................................................                1c)     (7,998)       577,376
                                                                             -------------  -----------  -------------
Net income.................................................................  $     955,084               $     942,034
                                                                             -------------               -------------
                                                                             -------------               -------------



       See accompanying notes to unaudited pro forma statements of income

               NOTES TO UNAUDITED PRO FORMA STATEMENTS OF INCOME


1. ASSUMPTIONS AND DESCRIPTION OF PRO FORMA ADJUSTMENTS

    The pro forma adjustments were made under the following assumptions:

        (i) The N.A. Distribution Business purchases goods from Rich City on an "as needed" basis, therefore, no inventories were kept by the N.A. Distribution Business during the Periods and the N.A. Distribution Business did not lease any warehouse.

        (ii) Effective on April 1, 1995, the N.A. Distribution Business operated under the terms of the Agreement.

    A description of the pro forma adjustments is as follows:

        (a) To adjust for the increase in cost of sales for goods purchased from Rich City during the Periods in accordance with the pricing policy as stipulated in the Agreement. This represented an average 6.5% mark-up on the total purchases from the related party.


        (b) To provide income taxes calculated using an estimated average effective tax rate in the United States of America of 38% for U.S. Federal and State income taxes.



        (c) To provide office rental in the United States and its related tax effect.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO UNDERWRITER, DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
                            ------------------------

                               TABLE OF CONTENTS


                                                   PAGE
                                                 ---------
Prospectus Summary.............................          3
Risk Factors...................................          6
The Company....................................         14
Use of Proceeds................................         14
Capitalization.................................         15
Dilution.......................................         16
Dividend Policy................................         17
Selected Historical and Pro Forma Financial
  Data.........................................         17
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................         19
Business.......................................         24
Management.....................................         30
Certain Transactions...........................         34
Principal Stockholders.........................         35
Description of Securities......................         36
Shares Eligible for Future Sale................         37
Underwriting...................................         38
Legal Matters..................................         39
Experts........................................         39
Additional Information.........................         40
Index to Financial Statements..................        F-1


                            ------------------------

    UNTIL            , 1996, ALL DEALERS EFFECTING TRANSACTIONS IN THE
REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

         [LOGO]

                                     [LOGO]

                              1,250,000 SHARES OF

                                  COMMON STOCK

                               ------------------

                                   PROSPECTUS

                               ------------------

                        GILFORD SECURITIES INCORPORATED

                           -----------------  , 1996

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the various expenses incurred in connection with the issuance and distribution of the securities being registered hereby, other than the underwriting discount and non-accountable expense allowance, expected to be incurred by the Company:


SEC registration fee...........................................  $ 2,974.14
NASD fee.......................................................  $ 1,362.50
State securities law fees and expenses.........................  $45,600.00
Nasdaq membership listing fee..................................  $20,625.00
Printing and engraving expenses................................  $100,000.00
Legal fees and expenses........................................  $180,000.00
Accounting fees and expenses...................................  $320,000.00
Transfer Agent fee.............................................  $ 5,000.00
Miscellaneous..................................................  $ 4,438.36
                                                                 ----------
      TOTAL....................................................  $680,000.00
                                                                 ----------
                                                                 ----------


    All amounts in the above table are estimated except the SEC registration fee, the NASD fee and the Nasdaq membership listing fee.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

    The Certificate of Incorporation of the Company, as amended, (the "Certificate") provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, will be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith. Such right to indemnification includes the right to have the Company pay the expenses incurred in defending any such proceeding in advance of its final disposition, subject to the provisions of the DGCL. Such rights are not exclusive of any other right which any person may have or acquire.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.


    On March 31, 1996, the Company issued 1,500 shares of the Common Stock to Rich City International Packaging Limited, a Hong Kong Company with limited liability ("Rich City"). As consideration for such shares, Rich City paid $500,000 in cash and reduction of accounts payable by the Company to Rich City. On September 23, 1996, the Company effected a stock split allowing for the conversion of each share of Common Stock into 1,250 shares of Common Stock.


    The Company believes that issuance of the foregoing securities was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), because the securities were offered and sold in transactions not involving a public offering.

ITEM 16. EXHIBITS AND FINANCIAL SCHEDULES.


    (A) EXHIBITS.



      1.1  Form of Underwriting Agreement
      3.1  Certificate of Incorporation, as amended
      3.2  Amended and Restated By-laws
      4.1  Specimen Certificate for Shares of Common Stock
      4.2  Form of Representative's Warrant Agreement
      4.3  Form of Representative's Warrant Certificate
      4.4  1996 Incentive Stock Option Plan**
      5.1  Opinion and Consent of Bondy & Schloss LLP
      8.1  Opinion of Erving Brettell, Solicitors
     10.1  Assignment and Distribution between the Company and Rich City International Packaging
             Limited, dated September 23, 1996**
     10.2  Employment Agreement between the Company and Lip-Boon Saw, effective as of April 1,
             1996**
     10.3  Employment Agreement between the Company and Peter Yu-Siu Chu, dated September 23,
             1996**
     10.4  Employment Agreement between the Company and Dan Ben-Moshe, dated September 24, 1996**
     10.5  Employment Agreement between the Company and Casey K. Tjang, dated September 23,
             1996**
     10.6  Lease between the Company and Empire State Building Company, dated April 3, 1996
     10.7  Lease between the Company and Center Realty, L.P., dated August 1996
     10.8  Form of Financial Advisory and Consulting Agreement
     23.1  Consent of Deloitte Touche Tohmatsu
     23.3  Consent of Erving Brettell, Solicitors (included in item 8.1 above)
     23.5  Consent of Bondy & Schloss LLP (included in item 5.1 above)
       24  Powers of Attorney (included on Company signature page)


------------------------


*   To be filed by amendment.


**  Previously filed.

    (B) FINANCIAL STATEMENT SCHEDULES.

    All supplemental schedules are omitted because they are not required or because the information is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

    (1) For purpose of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of Form S-1 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on November 13, 1996.


                                LEADING EDGE PACKAGING, INC.

                                By:  /S/ LIP-BOON SAW
                                     -----------------------------------------
                                     Lip-Boon Saw, CHAIRMAN OF THE BOARD
                                     AND CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities indicated on November 13, 1996.



          SIGNATURE                        TITLE
------------------------------  ---------------------------

       /s/ LIP-BOON SAW         Chairman of the Board and
------------------------------    Chief Executive Officer
         Lip-Boon Saw

              *                 President and Chief
------------------------------    Operations Officer
       Peter Yu-Siu Chu

      /s/ CASEY K. TJANG        Director, Chief Financial
------------------------------    Officer and Secretary
        Casey K. Tjang

              *                 Vice President/Marketing
------------------------------    and Sales
        Dan Ben-Moshe

              *                 Director
------------------------------
    Richard Fung-Gea Wong

              *                 Director
------------------------------
        Peter L. Coker

              *                 Director
------------------------------
      Robert B. Goergen



  *By:             /s/ CASEY K. TJANG
       ---------------------------------------
                     Casey K. Tjang
                    ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


      1.1  Form of Underwriting Agreement
      3.1  Certificate of Incorporation, as amended
      3.2  Amended and Restated By-laws
      4.1  Specimen Certificate for Shares of Common Stock
      4.2  Form of Representative's Warrant Agreement
      4.3  Form of Representative's Warrant Certificate
      4.4  1996 Incentive Stock Option Plan**
      5.1  Opinion and Consent of Bondy & Schloss LLP
      8.1  Opinion of Erving Brettell, Solicitors
     10.1  Assignment and Distribution between the Company and Rich City International Packaging
             Limited, dated September 23, 1996**
     10.2  Employment Agreement between the Company and Lip-Boon Saw, effective as of April 1,
             1996**
     10.3  Employment Agreement between the Company and Peter Yu-Siu Chu, dated
             September 23, 1996**
     10.4  Employment Agreement between the Company and Dan Ben-Moshe, dated September 24, 1996**
     10.5  Employment Agreement between the Company and Casey K. Tjang, dated September 23,
             1996**
     10.6  Lease between the Company and Empire State Building Company, dated April 3, 1996
     10.7  Lease between the Company and Center Realty, L.P., dated August 1996
     10.8  Form of Financial Advisory and Consulting Agreement
     23.1  Consent of Deloitte Touche Tohmatsu
     23.3  Consent of Erving Brettell, Solicitors (included in item 8.1 above)
     23.5  Consent of Bondy & Schloss LLP (included in item 5.1 above)
      24   Powers of Attorney (included on Company signature page)


------------------------


 *  To be filed by amendment.


**  Previously filed.